Exhibit 99.6
Explanatory Note
"Item 8. Financial Statements and Supplementary Data" set forth in this Exhibit 99.5 has been recast from the "Item 8. Financial Statements and Supplementary Data" included in Part II of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments and to apply retrospectively the adoption of the Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), and ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost which the Company adopted during the transition period ended December 31, 2018.
Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of NCI Building Systems, Inc.

Opinion on Internal Control over Financial Reporting
We have audited NCI Building Systems, Inc. internal control over financial reporting as of October 28, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, NCI Building Systems, Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of October 28, 2018, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of NCI Building Systems, Inc., as of October 28, 2018 and October 29, 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended October 28, 2018, and the related notes and our report dated December 19, 2018, except with respect to the effects of the change in the composition of reportable segments, change in the income statement presentation of service cost and other components for defined benefit pension and other postretirement benefit plans, and change in presentation of restricted cash in the statement of cash flows as discussed in Notes 1, 3, and 20 as to which the date is February 19, 2019, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on internal control. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Houston, Texas
December 19, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of NCI Building Systems, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of NCI Building Systems, Inc. (the “Company”) as of October 28, 2018 and October 29, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended October 28, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at October 28, 2018 and October 29, 2017, and the results of its operations and its cash flows for each of the three years in the period ended October 28, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of October 28, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated December 19, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 1991.
/s/ Ernst & Young LLP
Houston, Texas
December 19, 2018, except with respect to the effects of the change in the composition of reportable segments, change in the income statement presentation of service cost and other components for defined benefit pension and other postretirement benefit plans, and change in presentation of restricted cash in the statement of cash flows as discussed in Notes 1, 3, and 20 as to which the date is February 19, 2019

CONSOLIDATED STATEMENTS OF OPERATIONS
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
	(In thousands, except per share data)
Sales	$2,000,577	$1,770,278	$1,684,928
Cost of sales	1,537,895	1,354,214	1,257,038
Gross profit	462,682	416,064	427,890
Engineering, selling, general and administrative expenses	307,106	293,145	302,551
Intangible asset amortization	9,648	9,620	9,638
Goodwill impairment	—	6,000	—
Restructuring and impairment charges, net	1,912	5,297	4,252
Strategic development and acquisition related costs	17,164	1,971	2,670
Loss on disposition of business	5,673	—	—
Gain on insurance recovery	(4,741)	(9,749)	—
Income from operations	125,920	109,780	108,779
Interest income	140	238	146
Interest expense	(21,808)	(28,899)	(31,019)
Foreign exchange (loss) gain	(244)	547	(1,401)
Gain from bargain purchase	—	—	1,864
Loss on extinguishment of debt	(21,875)	—	—
Other income, net	962	1,472	595
Income before income taxes	83,095	83,138	78,964
Provision for income taxes	19,989	28,414	27,937
Net income	$63,106	$54,724	$51,027
Net income allocated to participating securities	(412)	(325)	(389)
Net income applicable to common shares	$62,694	$54,399	$50,638
Income per common share:
Basic	$0.95	$0.77	$0.70
Diluted	$0.94	$0.77	$0.70
Weighted average number of common shares outstanding:
Basic	66,260	70,629	72,411
Diluted	66,362	70,778	72,857
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
	(In thousands)
Comprehensive income:
Net income	$63,106	$54,724	$51,027
Other comprehensive income (loss), net of tax:
Foreign exchange translation (losses) gains and other (net of income tax of $0 in 2018, 2017 and 2016)	(93)	198	(325)
Unrecognized actuarial gains (losses) on pension obligation (net of income tax of ($322), ($1,805), and $1,245 in 2018, 2017 and 2016, respectively)	916	2,824	(1,948)
Other comprehensive income (loss)	823	3,022	(2,273)
Comprehensive income	$63,929	$57,746	$48,754
See accompanying notes to the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
NCI BUILDING SYSTEMS, INC.

	October 28, 2018	October 29, 2017
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$54,272	$65,658
Restricted cash	245	136
Accounts receivable, net	233,297	199,897
Inventories, net	254,531	198,296
Income taxes receivable	1,012	3,617
Investments in debt and equity securities, at market	5,285	6,481
Prepaid expenses and other	34,821	31,359
Assets held for sale	7,272	5,582
Total current assets	590,735	511,026
Property, plant and equipment, net	236,240	226,995
Goodwill	148,291	148,291
Intangible assets, net	127,529	137,148
Deferred income taxes	982	2,544
Other assets, net	6,598	5,108
Total assets	$1,110,375	$1,031,112
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,150	$—
Note payable	497	440
Accounts payable	170,663	147,772
Accrued compensation and benefits	65,136	59,189
Accrued interest	1,684	6,414
Accrued income taxes	11,685	—
Other accrued expenses	81,884	76,897
Total current liabilities	335,699	290,712
Long-term debt, net of deferred financing costs of $5,699 and $6,857 on October 28, 2018 and October 29, 2017, respectively	403,076	387,290
Deferred income taxes	2,250	4,297
Other long-term liabilities	39,085	43,566
Total long-term liabilities	444,411	435,153
Stockholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 66,264,654 and 68,677,684 shares issued in 2018 and 2017, respectively; and 66,203,841 and 68,386,556 shares outstanding in 2018 and 2017, respectively	663	687
Additional paid-in capital	523,788	562,277
Accumulated deficit	(186,291)	(248,046)
Accumulated other comprehensive loss, net	(6,708)	(7,531)
Treasury stock, at cost (60,813 and 291,128 shares in 2018 and 2017, respectively)	(1,187)	(2,140)
Total stockholders’ equity	330,265	305,247
Total liabilities and stockholders’ equity	$1,110,375	$1,031,112
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NCI BUILDING SYSTEMS, INC.

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
	(In thousands)
Cash flows from operating activities:
Net income	$63,106	$54,724	$51,027
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	42,325	41,318	41,924
Amortization of deferred financing costs	1,501	1,819	1,908
Loss on extinguishment of debt	21,875	—	—
Share-based compensation expense	11,638	10,230	10,892
Loss on disposition of business, net	5,092	—	—
(Gains) losses on assets, net	(502)	1,371	(2,673)
Goodwill impairment	—	6,000	—
Gain on insurance recovery	(4,741)	(9,749)	—
Provision for doubtful accounts	(491)	1,948	1,343
(Benefit) provision for deferred income taxes	(889)	866	1,318
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(35,397)	(19,582)	(18,141)
Inventories	(58,534)	(11,473)	(29,054)
Income taxes	2,605	(2,637)	(1,953)
Prepaid expenses and other	(5,479)	(2,271)	671
Accounts payable	24,465	4,858	(1,598)
Accrued expenses	16,284	(12,320)	12,656
Other, net	(395)	(1,228)	159
Net cash provided by operating activities	82,463	63,874	68,479
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(4,343)
Capital expenditures	(47,827)	(22,074)	(21,024)
Proceeds from sale of property, plant and equipment	6,338	3,197	5,417
Business disposition, net	(1,426)	—	—
Proceeds from insurance	4,741	8,593	10,000
Net cash used in investing activities	(38,174)	(10,284)	(9,950)
Cash flows from financing activities:
Proceeds from stock options exercised	1,279	1,651	12,612
Proceeds from ABL facility	100,000	35,000	—
Payments on ABL facility	(100,000)	(35,000)	—
Proceeds from term loan	415,000	—	—
Payments on term loan	(146,221)	(10,180)	(40,000)
Payments on senior notes	(265,470)	—	—
Payments on note payable	(1,742)	(1,570)	(1,430)
Payments of financing costs	(6,546)	—	—
Payments related to tax withholding for share-based compensation	(5,068)	(2,389)	(1,141)
Purchases of treasury stock	(46,705)	(41,214)	(62,874)
Net cash used in financing activities	(55,473)	(53,702)	(92,833)
Effect of exchange rate changes on cash and cash equivalents	(93)	193	(325)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,277)	81	(34,629)
Cash, cash equivalents and restricted cash at beginning of period	65,794	65,713	100,342
Cash, cash equivalents and restricted cash at end of period	$54,517	$65,794	$65,713
Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$24,841	$27,659	$28,063
Taxes paid, net of amounts refunded	$5,972	$28,980	$36,073
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
NCI BUILDING SYSTEMS, INC.

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Income	Treasury Stock		Stockholders’ Equity
	Shares	Amount				Shares	Amount
	(In thousands, except share data)
Balance, November 1, 2015	74,529,750	$745	$640,767	$(353,733)	$(8,280)	(447,426)	$(7,523)	$271,976
Treasury stock purchases	—	—	—	—	—	(4,589,576)	(64,015)	(64,015)
Retirement of treasury shares	(4,423,564)	(44)	(62,235)	—	—	4,423,564	62,279	—
Issuance of restricted stock	56,868	—	—	—	—	(161,633)	—	—
Stock options exercised	1,418,219	14	12,598	—	—	—	—	12,612
Excess tax shortfall from share-based compensation arrangements	—	—	(289)	—	—	—	—	(289)
Foreign exchange translation losses and other, net of taxes	—	—	—	—	(325)	—	—	(325)
Deferred compensation obligation	—	—	1,387	—	—	—	—	1,387
Unrecognized actuarial losses on pension obligations	—	—	—	—	(1,948)	—	—	(1,948)
Share-based compensation	—	—	10,892	—	—	—	—	10,892
Net income	—	—	—	51,027	—	—	—	51,027
Balance, October 30, 2016	71,581,273	$715	$603,120	$(302,706)	$(10,553)	(775,071)	$(9,259)	$281,317
Treasury stock purchases	—	—	—	—	—	(2,957,838)	(43,603)	(43,603)
Retirement of treasury shares	(3,443,448)	(34)	(50,553)	—	—	3,443,448	50,587	—
Issuance of restricted stock	356,701	4	(4)	—	—	(19,806)	—	—
Stock options exercised	182,923	2	1,651	—	—	—	—	1,653
Excess tax benefits from share-based compensation arrangements	—	—	1,515	—	—	—	—	1,515
Foreign exchange translation gains and other, net of taxes	—	—	(3,547)	(64)	198	—	—	(3,413)
Deferred compensation obligation	235	—	(135)	—	—	18,139	135	—
Unrecognized actuarial gains on pension obligations	—	—	—	—	2,824	—	—	2,824
Share-based compensation	—	—	10,230	—	—	—	—	10,230
Net income	—	—	—	54,724	—	—	—	54,724
Balance, October 29, 2017	68,677,684	$687	$562,277	$(248,046)	$(7,531)	(291,128)	$(2,140)	$305,247
Treasury stock purchases	—	—	—	—	—	(2,938,974)	(51,773)	(51,773)
Retirement of treasury shares	(2,938,974)	(29)	(51,743)	—	—	2,938,974	51,772	—
Issuance of restricted stock	410,520	4	(4)	—	—	181,439	—	—
Stock options exercised	115,424	1	1,278	—	—	—	—	1,279
Foreign exchange translation losses and other, net of taxes	—	—	(55)	—	(93)	—	—	(148)
Deferred compensation obligation	—	—	(954)	—	—	48,876	954	—
Unrecognized actuarial gains on pension obligations	—	—	—	—	916	—	—	916
Share-based compensation	—	—	11,638	—	—	—	—	11,638
Cumulative effect of accounting change	—	—	1,351	(1,351)	—	—	—	—
Net income	—	—	—	63,106	—	—	—	63,106
Balance, October 28, 2018	66,264,654	$663	$523,788	$(186,291)	$(6,708)	(60,813)	$(1,187)	$330,265
See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of Business
NCI Building Systems, Inc. (together with its subsidiaries, unless otherwise indicated, the “Company,” “we,” “us” or “our”) is one of North America’s largest integrated manufacturers and marketers of metal products for the nonresidential construction industry. We provide metal coil coating services and design, engineer, manufacture and market metal components and engineered building systems primarily used in nonresidential construction. We manufacture and distribute extensive lines of metal products for the nonresidential construction market under multiple brand names through a broad network of manufacturing facilities and distribution centers. We sell our products primarily for use in new construction activities and also in repair and retrofit activities, mostly in North America.
On July 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ply Gem Parent, LLC (“Ply Gem”), and for certain limited purposes as set forth in the Merger Agreement, Clayton, Dubilier & Rice, LLC (“CD&R”), pursuant to which, at the closing of the merger, Ply Gem would be merged with and into NCI, with NCI continuing its existence as a corporation organized under the laws of the State of Delaware (the “Merger”). On November 15, 2018, at a special meeting of shareholders of NCI, NCI’s shareholders approved, among other items, the Merger Agreement and the issuance in the Merger of 58,709,067 shares of NCI common stock, par value $0.01 per share (“NCI Common Stock”) in the aggregate, on a pro rata basis, to the holders of all of the equity interests in Ply Gem (the “Stock Issuance”), representing approximately 47% of the total number of shares of NCI Common Stock outstanding following the consummation of the Merger on November 16, 2018 (the “Closing Date”). The total value of shares of NCI Common Stock issued pursuant to the Stock Issuance was approximately $713.9 million based on the number of shares issued multiplied by the NCI Common Stock closing share price of $12.16 on the Closing Date. There are approximately 70,834 shares of NCI Common Stock of the original 58,709,067 that have not yet been issued pending holder identification and have been accrued as purchase consideration within other current liabilities in the consolidated balance sheet at December 31, 2018. For accounting and legal purposes, NCI was the accounting and legal acquirer of Ply Gem.
Subsequent to the Merger, we have three reportable segments: (i) Commercial; (ii) Siding; and (iii) Windows. The Commercial segment includes the operating results of the legacy NCI businesses - Engineered Building Systems; Metal Components; Insulated Metal Panels; and Metal Coil Coating, which operate primarily in the nonresidential construction market. The Siding and Windows segments, which result from the Merger will include the operating results of the legacy Ply Gem operating segments. For the fiscal year ended October 28, 2018 there were no operations within the Siding and Windows segments.
Operating segments are defined as components of an enterprise that engage in business activities and for which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources to the segment and assess the performance of the segment. We market the products in each of our operating segments nationwide primarily through a direct sales force and, in the case of our Engineered Building Systems business, through authorized builder networks.
Basis of Presentation
Our consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.
Fiscal Year
We use a 52/53 week fiscal year ending on the Sunday closest to October 31. The year end for fiscal 2018 is October 28, 2018. Fiscal years 2018, 2017, and 2016 were 52-week fiscal years.
On November 16, 2018, the board of directors of the Company approved a change to the Company’s fiscal year from a 52/53 week year with the Company’s fiscal year end on the Sunday closest to October 31 to a fiscal year of the 12 month period of January 1 to December 31 of each calendar year, to commence with the fiscal year ending December 31, 2019. The Company will file a transition report on Form 10-Q on or before February 11, 2019 that will cover the transition period from October 29, 2018 to December 31, 2018.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

expenses during the reporting period. Examples include provisions for bad debts and inventory reserves, accounting for business combinations, valuation of reporting units for purposes of assessing goodwill and other indefinite-lived intangible assets for impairment, valuation of asset groups for impairment testing, accruals for employee benefits, general liability insurance, warranties and certain contingencies. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
(b) Cash and Cash Equivalents.  Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid debt instruments with an original maturity of three months or less and may consist of time deposits with a number of commercial banks with high credit ratings, money market instruments, certificates of deposit and commercial paper. Our policy allows us to also invest excess funds in no-load, open-end, management investment trusts (“mutual funds”). The mutual funds invest exclusively in high quality money market instruments. As of October 28, 2018, our cash and cash equivalents were only invested in cash.
(c) Accounts Receivable and Related Allowance.  We report accounts receivable net of the allowance for doubtful accounts. Trade accounts receivable are the result of sales of building systems, metal components, insulated metal panels and metal coating services to customers throughout the United States and Canada and affiliated territories, including international builders who resell to end users. Sales are primarily denominated in U.S. dollars. Credit sales do not normally require a pledge of collateral; however, various types of liens may be filed to enhance the collection process and we require payment prior to shipment for certain international shipments.
We establish reserves for doubtful accounts on a customer by customer basis when we believe the required payment of specific amounts owed is unlikely to occur. In establishing these reserves, we consider changes in the financial position of a customer, availability of security, lien rights and bond rights as well as disputes, if any, with our customers. Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. We determine past due status as of the contractual payment date. Interest on delinquent accounts receivable is included in the trade accounts receivable balance and recognized as interest income when earned and collectability is reasonably assured. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or we have exhausted all collection efforts. The following table represents the rollforward of our uncollectible accounts for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 (in thousands):

	October 28, 2018	October 29, 2017	October 30, 2016
Beginning balance	$8,325	$7,413	$7,695
Provision for bad debts	(491)	1,948	1,343
Amounts charged against allowance for bad debts, net of recoveries	(1,585)	(1,036)	(1,625)
Ending balance	$6,249	$8,325	$7,413
(d) Inventories.  Beginning with our prospective adoption of ASU 2015-11 in the first quarter of fiscal 2018, inventories are stated at the lower of cost or net realizable value less allowance for inventory obsolescence using the First-In, First-Out Method (“FIFO”) for steel coils and other raw materials. Prior inventory balances are stated at the lower of cost or market value less allowance for inventory obsolescence using FIFO. See Note 3 — Accounting Pronouncements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The components of inventory are as follows (in thousands):

	October 28, 2018	October 29, 2017
Raw materials	$205,902	$150,919
Work in process and finished goods	48,629	47,377
	$254,531	$198,296
The following table represents the rollforward of reserve for obsolete materials and supplies activity for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 (in thousands):

	October 28, 2018	October 29, 2017	October 30, 2016
Beginning balance	$5,205	$3,984	$3,749
Provisions	3,069	1,923	1,463
Dispositions	(1,655)	(702)	(1,228)
Ending balance	$6,619	$5,205	$3,984
The principal raw material used in the manufacturing of our products is steel which we purchase from multiple steel producers.
(e) Assets Held for Sale.  We record assets held for sale at the lower of the carrying value or fair value less costs to sell. The following criteria are used to determine if property is held for sale: (i) management has the authority and commits to a plan to sell the property; (ii) the property is available for immediate sale in its present condition; (iii) there is an active program to locate a buyer and the plan to sell the property has been initiated; (iv) the sale of the property is probable within one year; (v) the property is being actively marketed at a reasonable sale price relative to its current fair value; and (vi) it is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made.
In determining the fair value of the assets less cost to sell, we consider factors including current sales prices for comparable assets in the area, recent market analysis studies, appraisals and any recent legitimate offers. If the estimated fair value less cost to sell of an asset is less than its current carrying value, the asset is written down to its estimated fair value less cost to sell. During fiscal 2018 and 2017, we reclassified $5.0 million and $4.7 million, respectively, from property, plant and equipment to assets held for sale for idled facilities that met the held for sale criteria. The total carrying value of assets held for sale is $7.3 million and $5.6 million at October 28, 2018 and October 29, 2017, respectively. All of these assets continue to be actively marketed for sale or are under contract at October 28, 2018.
During fiscal 2018 and 2017, we sold certain idled facilities along with related equipment, which previously had been classified as held for sale. In connection with the sales of these assets, during fiscal 2018 and 2017, we received net cash proceeds of $4.1 million and $3.2 million, respectively, and recognized a net gain (loss) of $0.5 million and $(0.2) million, respectively. Certain assets held for sale are valued at fair value and are measured at fair value on a nonrecurring basis. Assets held for sale are reported at fair value, if, on an individual basis, the fair value of the asset is less than cost. The fair value of assets held for sale is estimated using Level 3 inputs, such as broker quotes for like-kind assets or other market indications of a potential selling value that approximates fair value. Assets held for sale, reported at fair value less cost to sell totaled $5.0 million as of October 28, 2018.
Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our historical analysis. Our assumptions about property sales prices require significant judgment because the current market is highly sensitive to changes in economic conditions. We determined the estimated fair values of assets held for sale based on current market conditions and assumptions made by management, which may differ from actual results and may result in impairments if market conditions deteriorate.
(f) Property, Plant and Equipment and Leases.  Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful lives or the term of the underlying lease. Computer software developed or purchased for internal use is depreciated using the straight-line method over its estimated useful life. Depreciation and amortization are recognized in cost of sales and engineering, selling, general and administrative expenses based on the nature and use of the underlying asset(s). Operating leases are expensed using the straight-line method over the term of the underlying lease.
Depreciation expense for fiscal 2018, 2017 and 2016 was $32.7 million, $31.7 million and $32.3 million, respectively. Of this depreciation expense, $5.8 million, $5.8 million and $6.4 million was related to computer software and equipment depreciation for fiscal 2018, 2017 and 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Property, plant and equipment consists of the following (in thousands):

	October 28, 2018	October 29, 2017
Land	$17,398	$18,473
Buildings and improvements	172,920	178,019
Machinery, equipment and furniture	356,509	336,163
Transportation equipment	4,287	4,599
Computer software and equipment	116,449	117,515
Construction in progress	28,608	15,092
	696,171	669,861
Less: accumulated depreciation	(459,931)	(442,866)
	$236,240	$226,995
Estimated useful lives for depreciation are:

Buildings and improvements	15	–	39 years
Machinery, equipment and furniture	3	–	15 years
Transportation equipment	4	–	10 years
Computer software and equipment	3	–	7 years
We capitalize interest on capital invested in projects in accordance with Accounting Standards Codification (“ASC”) Topic 835, Interest. For fiscal 2018, 2017 and 2016, the total amount of interest capitalized was $0.4 million, $0.2 million and $0.2 million, respectively. Upon commencement of operations, capitalized interest, as a component of the total cost of the asset, is amortized over the estimated useful life of the asset.
Involuntary conversions result from the loss of an asset because of an unforeseen event (e.g., destruction due to fire). Some of these events are insurable and result in property damage insurance recovery. Amounts the Company receives from insurance carriers are net of any deductibles related to the covered event. The Company records a receivable from insurance to the extent it recognizes a loss from an involuntary conversion event and the likelihood of recovering such loss is deemed probable at the balance sheet date. To the extent that any of the Company’s insurance claim receivables are later determined not probable of recovery (e.g., due to new information), such amounts are expensed. The Company recognizes gains on involuntary conversions when the amount received from insurers exceeds the net book value of the impaired asset(s). In addition, the Company does not recognize a gain related to insurance recoveries until the contingency related to such proceeds has been resolved, through either receipt of a non-refundable cash payment from the insurers or by execution of a binding settlement agreement with the insurers that clearly states that a non-refundable payment will be made. To the extent that an asset is rebuilt or new assets are acquired, the associated expenditures are capitalized, as appropriate, in the consolidated balance sheets and presented as capital expenditures in the Company’s consolidated statements of cash flows. With respect to business interruption insurance claims, the Company recognizes income only when non-refundable cash proceeds are received from insurers, which are presented in the Company’s consolidated statements of operations as a component of gross profit or operating income and in the consolidated statements of cash flows as an operating activity.
In June 2016, the Company experienced a fire at one of its facilities. We estimated that fixed assets with a net book value of approximately $6.7 million were impaired as a result of the fire. During the second quarter of fiscal 2017, the Company settled the property damage claims with the insurers for actual cash value of $18.0 million. Of this amount, the Company received proceeds of $10.0 million from our insurers during the fourth quarter of fiscal 2016. The remaining $8.0 million was received in May 2017.
Approximately $8.8 million was previously recognized to offset the loss on involuntary conversion and other amounts incurred related to the incident. The remaining $9.2 million was recognized as a gain on insurance recovery in the consolidated statement of operations during the quarter ended April 30, 2017 as all contingencies were resolved.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The Company’s property insurance policy is a replacement cost policy. During the third quarter of fiscal 2018, the Company received final proceeds of $4.7 million as reimbursement for new assets acquired and recognized a $4.7 million gain on insurance recovery in the consolidated statements of operations.
(g) Internally Developed Software.  Internally developed software is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life ranging from 3 to 7 years. Software assets are reviewed for impairment when events or circumstances indicate the carrying value may not be recoverable over the remaining lives of the assets. During the software application development stage, capitalized costs include external consulting costs, cost of software licenses and internal payroll and payroll related costs for employees who are directly associated with a software project. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion and business process reengineering costs are expensed in the period in which they are incurred.
(h) Goodwill and Other Intangible Assets.  We review the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually for goodwill and indefinite lived intangible assets as required by ASC Topic 350, Intangibles — Goodwill and Other. This guidance provides the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative analysis. Prior to July 30, 2017, the test for impairment was a two-step process that involved comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeded its carrying amount, the goodwill of the reporting unit was not considered impaired; therefore the second step of the impairment test would not be deemed necessary. If the carrying amount of the reporting unit exceeded its fair value, we would then perform the second step to the goodwill impairment test, which involved the determination of the fair value of a reporting unit’s assets and liabilities as if those assets and liabilities had been acquired/assumed in a business combination at the impairment testing date, to measure the amount of goodwill impairment loss to be recorded. However, with the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2017-04, we prospectively adopted a new accounting principle that eliminated the second step of the goodwill impairment test. Therefore, beginning with the annual goodwill impairment tests occurring on the first day of the fourth quarter of fiscal 2017, if the carrying value of a reporting unit exceeds its fair value, we measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit.
Unforeseen events, changes in circumstances, market conditions and material differences in the value of intangible assets due to changes in estimates of future cash flows could negatively affect the fair value of our assets and result in a non-cash impairment charge. Some factors considered important that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of acquired assets or the strategy for our overall business and significant negative industry or economic trends. We recorded a non-cash loss on goodwill impairment of $6.0 million in fiscal 2017, which is included in goodwill impairment in the consolidated statements of operations. See Note 6 — Goodwill and Other Intangible Assets.
(i) Revenue Recognition.  We recognize revenues when the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. Generally, these criteria are met at the time product is shipped or services are complete. A portion of our revenue, exclusively within our Engineered Building Systems business, includes multiple-element revenue arrangements due to multiple deliverables. Each deliverable is generally determined based on customer-specific manufacturing and delivery requirements.
Because the separate deliverables have value to the customer on a stand-alone basis, they are typically considered separate units of accounting. A portion of the entire job order value is allocated to each unit of accounting. Revenue allocated to each deliverable is recognized upon shipment. We use estimated selling price (“ESP”) based on underlying cost plus a reasonable margin to determine how to separate multiple-element revenue arrangements into separate units of accounting, and how to allocate the arrangement consideration among those separate units of accounting. We determine ESP based on our normal pricing and discounting practices.
Our sales arrangements do not include a general right of return of the delivered product(s). In certain cases, the cancellation terms of a job order provide us with the opportunity to bill for certain incurred costs. In those instances, revenue is not recognized until all revenue recognition criteria are met, including reasonable assurance of collectability.
In our Metal Coil Coating business, our revenue activities broadly consist of cleaning, treating, painting and packaging various flat rolled metals as well as slitting and/or embossing the metal. We enter into two types of sales arrangements with our customers:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

toll processing sales and package sales. The primary distinction between these two arrangements relates to ownership of the underlying metal coil during treatment. In toll processing arrangements, we do not maintain ownership of the underlying metal coil during treatment and only recognize revenue for the toll processing activities, typically, cleaning, painting, slitting, embossing and packaging. In package sales arrangements, we have ownership of the metal coil during treatment and recognize revenue on both the toll processing activities and the sale of the underlying metal coil. Under either arrangement, revenue and the related direct and indirect costs are recognized when all of the recognition criteria are met, which is generally when the products are shipped to the customer.
(j) Equity Raising and Deferred Financing Costs.  Equity raising costs are recorded as a reduction to additional paid in capital upon the execution of an equity transaction. Deferred financing costs are capitalized as incurred and amortized using the straight-line method, which approximates the effective interest method, over the expected life of the associated debt. See Note 11 — Long-Term Debt and Note Payable.
(k) Cost of Sales.  Cost of sales includes the cost of inventory sold during the period, including costs for manufacturing, inbound freight, receiving, inspection, warehousing, and internal transfers less vendor rebates. Costs associated with shipping and handling our products are included in cost of sales. Purchasing costs and engineering and drafting costs are included in engineering, selling, general and administrative expense. Purchasing costs were $3.9 million, $3.9 million and $5.3 million and engineering and drafting costs were $41.1 million, $43.1 million and $44.2 million in each of fiscal 2018, 2017 and 2016, respectively. Approximately $2.3 million and $2.6 million of these engineering, selling, general and administrative costs were capitalized and remained in inventory at the end of fiscal 2018 and 2017, respectively.
(l) Warranty.  We sell weathertightness warranties to our customers for protection from leaks in our roofing systems related to weather. These warranties range from two years to twenty years. We sell two types of warranties, standard and Single Source™, and three grades of coverage for each. The type and grade of coverage determines the price to the customer. For standard warranties, our responsibility for leaks in a roofing system begins after 24 consecutive leak-free months. For Single Source™ warranties, the roofing system must pass our inspection before warranty coverage will be issued. Inspections are typically performed at three stages of the roofing project: (i) at the project start-up; (ii) at the project mid-point; and (iii) at the project completion. These inspections are included in the cost of the warranty. If the project requires or the customer requests additional inspections, those inspections are billed to the customer. Upon the sale of a warranty, we record the resulting revenue as deferred revenue, which is included in other accrued expenses and other long-term liabilities in our consolidated balance sheets depending on when the revenues are expected to be recognized. Deferred revenue of $25.3 million, classified within other accrued expenses at October 29, 2017 has been reclassified to other long-term liabilities to correct the prior year balance sheet classification. See Note 10 — Warranty.
(m) Insurance.  Group medical insurance is purchased through Blue Cross Blue Shield (“BCBS”). The plans include a Preferred Provider Organization Plan (“PPO”) and a Consumer Driven Health Plan (“CDHP”). These plans are managed-care plans utilizing networks to achieve discounts through negotiated rates with the providers within these networks. The claims incurred under these plans are self-funded for the first $355,000 of each claim. We purchase individual stop loss reinsurance to limit our claims liability to $355,000 per claim. BCBS administers all claims, including claims processing, utilization review and network access charges.
Insurance is purchased for workers compensation and employer liability, general liability, property and auto liability/auto physical damage. We utilize either deductibles or self-insurance retentions (“SIR”) to limit our exposure to catastrophic loss. The workers compensation insurance has a $250,000 per-occurrence deductible. The property and auto liability insurances have per-occurrence deductibles of $500,000 and $250,000, respectively. The general liability insurance has a $1,000,000 SIR. Umbrella insurance coverage is purchased to protect us against claims that exceed our per-occurrence or aggregate limits set forth in our respective policies. All claims are adjusted utilizing a third-party claims administrator and insurance carrier claims adjusters.
Each reporting period, we record the costs of our health insurance plan, including paid claims, an estimate of the change in incurred but not reported (“IBNR”) claims, taxes and administrative fees, when applicable, (collectively the “Plan Costs”) as general and administrative expenses on our consolidated statements of operations. The estimated IBNR claims are based upon (i) a recent average level of paid claims under the plan, (ii) an estimated lag factor and (iii) an estimated growth factor to provide for those claims that have been incurred but not yet reported and paid. We use an actuary to determine the claims lag and estimated liability for IBNR claims.
For workers’ compensation costs, we monitor the number of accidents and the severity of such accidents to develop appropriate estimates for expected costs to provide both medical care and indemnity benefits, when applicable, for the period of time that an employee is incapacitated and unable to work. These accruals are developed using independent third-party actuarial estimates of the expected cost for medical treatment, and length of time an employee will be unable to work based on industry statistics for the cost of similar disabilities, to include statutory impairment ratings. For general liability and automobile claims, accruals are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

developed based on independent third-party actuarial estimates of the expected cost to resolve each claim, including damages and defense costs, based on legal and industry trends and the nature and severity of the claim. Accruals also include estimates for IBNR claims, and taxes and administrative fees, when applicable. Each reporting period, we record the costs of our workers’ compensation, general liability and automobile claims, including paid claims, an estimate of the change in IBNR claims, taxes and administrative fees as general and administrative expenses on our consolidated statements of operations.
(n) Advertising Costs.  Advertising costs are expensed as incurred. Advertising expense was $9.3 million, $7.1 million and $7.1 million in fiscal 2018, 2017 and 2016, respectively.
(o) Impairment of Long-Lived Assets.  We assess impairment of property, plant and equipment at an asset group level in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. We assess the recoverability of the carrying amount of property, plant and equipment if certain events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable, such as a significant decrease in market value of the asset groups or a significant change in our business conditions. If we determine that the carrying value of an asset group is not recoverable based on expected undiscounted future cash flows, excluding interest charges, we record an impairment loss equal to the excess of the carrying amount of the asset group over its fair value. The fair value of an asset group is determined based on prices of similar assets adjusted for their remaining useful life.
(p) Share-Based Compensation.  Compensation expense is recorded for restricted stock awards under the fair value method. Compensation expense for performance stock units (“PSUs”) granted to our senior executives and Performance Share Awards granted to our key employees is recorded based on the probable outcome of the performance conditions associated with the respective shares, as determined by management. We recorded pre-tax compensation expense relating to restricted stock awards, Performance Share Awards, stock options and performance share unit awards of $11.6 million, $10.2 million and $10.9 million for fiscal 2018, 2017 and 2016, respectively. Included in the share-based compensation expense during fiscal 2018 were accelerated awards of $3.6 million due to the retirement of the Company’s former CEO. See Note 7 — Share-Based Compensation.
(q) Foreign Currency Re-measurement and Translation.  The functional currency for our Mexico operations is the U.S. dollar. Adjustments resulting from the re-measurement of the local currency financial statements into the U.S. dollar functional currency, which uses a combination of current and historical exchange rates, are included in other income in the current period. Net foreign currency re-measurement losses were $0.3 million and $0.8 million for the fiscal years ended October 29, 2017 and October 30, 2016, respectively. For the fiscal year ended October 28, 2018, the net foreign currency re-measurement gain (loss) was insignificant.
The functional currency for our Canadian operations is the Canadian dollar. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reported separately in accumulated other comprehensive income in stockholders’ equity. The net foreign currency (losses) gains included in other income for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 were $(0.2) million, $0.8 million and $(0.6) million, respectively. Net foreign currency translation adjustments, net of tax, and included in other comprehensive income were $(0.1) million, $0.2 million and $(0.3) million for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, respectively.
(r) Contingencies.  We establish reserves for estimated loss contingencies and unasserted claims when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingent liability reserves are related primarily to litigation and environmental matters. Revisions to contingent liability reserves are reflected in income in the period in which there are changes in facts and circumstances that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates regarding the probable outcome of the matter. We estimate the probable cost by evaluating historical precedent as well as the specific facts relating to each particular contingency (including the opinion of outside advisors, professionals and experts). Should the outcome differ from our assumptions and estimates or other events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required and would be recognized in the period the new information becomes known.
(s) Income taxes.  The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, Canadian federal and provincial, Mexican federal and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
In assessing the realizability of deferred tax assets, we must consider whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. We consider all available evidence, both positive and negative, in determining whether a valuation allowance is required. Such evidence includes the scheduled reversal of deferred tax liabilities, projected

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence.
(t) Reclassifications.  Certain reclassifications have been made to the prior period amounts in our consolidated balance sheets, consolidated cash flows and notes to the consolidated financial statements to conform to the current presentation. The net effect of these reclassifications was not material to our consolidated financial statements.

3. ACCOUNTING PRONOUNCEMENTS
Adopted Accounting Pronouncements
In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that inventory that is accounted for using first-in, first-out (FIFO) or average cost method be measured at the lower of cost or net realizable value. We adopted this guidance in our first quarter of fiscal 2018 on a prospective basis. The adoption of this guidance did not have a material impact on our financial position or results of operations.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires all deferred tax assets and liabilities to be presented on the balance sheet as noncurrent. This guidance did not change the requirement that deferred tax assets and liabilities be offset and presented by tax jurisdiction. We adopted ASU 2015-17 in our first quarter in fiscal 2018 on a retrospective basis. As a result deferred tax assets of $20.1 million that were presented on our October 29, 2017 consolidated balance sheet have been reclassified to non-current deferred tax liabilities and the remaining $2.5 million deferred tax assets have been reclassified to non-current deferred tax assets to be consistent with the current year classification.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies certain aspects of the accounting for share-based payment transactions, including income tax effects, forfeitures, minimum statutory tax withholding requirements, classification as either equity or liability, and classification on the statement of cash flows. We adopted ASU 2016-09 in our first quarter in fiscal 2018. ASU 2016-09 requires all excess tax benefits and tax deficiencies be recognized as income tax expense or benefit in the income statement, thus eliminating additional paid-in capital pools. The Company applied the new standard guidance prospectively to all excess tax benefits and tax deficiencies resulting from settlements after October 29, 2017. The standard also requires a policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The Company recognized a cumulative effect adjustment of $1.4 million to increase accumulated deficit on a modified retrospective basis as of October 29, 2017 and has elected to account for forfeitures when they occur on a prospective basis. The standard requires that excess tax benefits should be classified along with other income tax cash flows as an operating activity on the statement of cash flows, which differs from the Company’s historical classification of the excess tax benefits as cash inflows from financing activities. The Company elected to apply this provision using the retrospective transition method and reclassified $1.5 million and $(0.3) million of excess tax benefits/(shortfalls) from financing activities to operating activities on the statement of cash flows for the fiscal year ended October 29, 2017 and October 30, 2016, respectively. Additionally, the standard requires cash paid by an employer when directly withholding shares for tax withholding purposes to be classified in the statement of cash flows as a financing activity. Payments for shares withheld for tax withholding purposes of $5.1 million, $2.4 million and $1.1 million are classified on the consolidated statements of cash flows for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, respectively.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. Entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. We adopted this guidance on a retrospective basis in the transition period ended December 31, 2018. The adoption of this guidance resulted in restricted cash activity previously included in financing activities on our consolidated statement of cash flows to be included as part of the beginning and ending balances of cash and cash equivalents and restricted cash in our consolidated statements of cash flows.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the new guidance, if a single asset or group of similar identifiable assets comprise substantially all of the fair value of the gross assets acquired (or disposed of) in a transaction, the assets and related activities are not a business. Also, a minimum of an input process and a substantive process must be present and significantly contribute to the ability to create outputs in order to be considered a business. We early adopted ASU 2017-01 in the third quarter of fiscal 2018, as permitted. The adoption of this guidance did not have a material impact on our consolidated financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight cash flow classification issues with the objective of reducing differences in practice. We adopted this guidance on a retrospective basis in the transition period ended December 31, 2018. The adoption of this guidance did not have a material impact on our consolidated cash flows or financial disclosures and had no impact on our consolidated financial position and results of operations.
In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under the new guidance, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line items as other employee compensation costs arising from services rendered during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost will be presented separately from the line items that include the service cost. We adopted this guidance in the transition period ended December 31, 2018 on a retrospective basis to adopt the requirement for separate presentation of the income statement service cost and other components, and on a prospective transition method to adopt the requirement to limit the capitalization of benefit cost to the service component. The adoption of ASU 2017-07 did not have a material impact on our consolidated financial statements.
In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity on the accounting for modifications of stock-based awards. We adopted this guidance on a prospective basis in the transition period ended December 31, 2018 for share-based payment awards modified on or after the adoption date. The adoption of ASU 2017-09 did not have a material impact on our consolidated financial statements.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2016, the FASB also issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; ASU 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting; and ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (collectively, the “new revenue standard”), all of which were issued to improve and clarify the guidance in ASU 2014-09. These ASUs are effective for our transition period ending December 31, 2018, using either a full or modified retrospective approach. We performed an assessment of the differences between the new revenue standard and current accounting practices. As part of our implementation process, we identified significant revenue streams and evaluated a sample of contracts within each significant revenue stream in order to determine the effect of the standard on our revenue recognition practices. We are substantially complete with this evaluation. We are in the process of establishing new policies, procedures, and internal controls to be put in place upon adoption of the standard. To adopt the new revenue standard, we will apply the modified retrospective approach, pursuant to which we will record an adjustment to the opening balance of accumulated deficit as of October 29, 2018 (the first day of our transition period ending December 31, 2018) for the impact of applying the new revenue standard to all contracts existing as of the date of application. Although this is still under review and not finalized, we expect that the adjustment related to changes in the timing of revenue recognition for: tolling services within the Metal Coil Coating business, fixed price contracts within the Insulated Metal Panels business, and our weathertightness warranties offered primarily in the Engineered Building Systems and Metal Components businesses will not be material. We do anticipate the adoption will have a material impact on our financial statement disclosures.
 In February 2016, the FASB issued ASU 2016-02, Leases, which will require lessees to record most leases on the balance sheet and modifies the classification criteria and accounting for sales-type leases and direct financing leases for lessors. ASU 2016-02 is effective for our fiscal year ending December 31,2019, including interim periods within that fiscal year. ASU 2016-02, as amended by ASU 2018-11, Leases: Targeted Improvements, requires entities to use a modified retrospective approach, either, for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, or under an alternative transition option, for leases existing at, or entered into after, the adoption date. While we are evaluating the impact that the adoption of this guidance will have on our consolidated financial statements, we currently believe that most of our operating leases will be reflected on the consolidated balance sheet upon adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires an entity to measure all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Entities will now incorporate forward-looking information based on expected losses to estimate credit losses. ASU 2016-13 is effective for our fiscal year ending December 31, 2020, including interim periods within that fiscal year. We are evaluating the impact that the adoption of this ASU will have on our consolidated financial position, result of operations and cash flows.
In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. We will be required to adopt the amendments in this ASU in the transition period ending December 31, 2018. The application of the amendments will require the use of a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are evaluating the standard and the impact it will have on our consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies disclosure requirements for fair value measurements under ASC 820, Fair Value Measurement. We will be required to adopt this guidance retrospectively in the annual and interim periods for our fiscal year ending December 31, 2020, with early adoption permitted. We are evaluating the impact of adopting this guidance.
In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which removes disclosures no longer considered cost beneficial, clarifies the specific requirements of disclosures and adds disclosure requirements identified as relevant. We will be required to adopt this guidance for our fiscal year ending December 31, 2020, with early adoption permitted. Certain provisions are applied prospectively while others are applied retrospectively. We are evaluating the impact of adopting this guidance.
In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software—General (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. We will be required to adopt this guidance in the annual and interim periods for our fiscal year ending December 31, 2020, with early adoption permitted. The amendments in this ASU may be applied either retrospectively or prospectively. We are evaluating the impact ASU 2018-15 will have on our consolidated financial statements.

4. ACQUISITION
Fiscal 2016 acquisition
On November 3, 2015, we acquired manufacturing operations in Hamilton, Ontario, Canada for cash consideration of $2.2 million, net of post-closing working capital adjustments. This business allows us to service customers more competitively within the Canadian and Northeastern United States insulated metal panel (“IMP”) markets. Because the business was acquired from a seller in connection with a divestment required by a regulatory authority, the fair value of the net assets acquired exceeded the purchase consideration by $1.9 million, which was recorded as a non-taxable gain from bargain purchase in the consolidated statements of operations during the first quarter of fiscal 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The fair values of the assets acquired and liabilities assumed as part of this acquisition as of November 3, 2015, as determined in accordance with ASC Topic 805, were as follows (in thousands):

November 3, 2015
Current assets	$307
Property, plant and equipment	4,810
Assets acquired	5,117
Current liabilities assumed	380
Fair value of net assets acquired	4,737
Total cash consideration transferred	2,201
Deferred tax liabilities	672
Gain from bargain purchase	$(1,864)
Pro forma financial information and other disclosures for this acquisition have not been presented as such is not material to the Company’s financial position or operating results.

5. RESTRUCTURING
As part of the plans developed in the fourth quarter of fiscal 2015 to improve engineering, selling, general and administrative (“ESG&A”) and manufacturing cost efficiency and optimize our combined manufacturing footprint, we incurred restructuring charges of $1.5 million for the fiscal year ended October 28, 2018.
For the fiscal year ended October 29, 2017, we incurred restructuring charges, primarily consisting of severance related costs of $4.7 million. For the fiscal year ended October 30, 2016, we incurred restructuring charges, primarily consisting of severance related costs of $3.6 million. We also incurred approximately $0.6 million of other costs associated with the restructuring actions during fiscal 2016.
The following table summarizes our restructuring plan costs and charges related to the restructuring plans during the fiscal year ended October 28, 2018 and since inception, which are recorded in restructuring and impairment charges in the Company’s consolidated statements of operations (in thousands):

	Fiscal Year Ended	Costs Incurred To Date (since inception)
	October 28, 2018
General severance	$2,272	$11,234
Plant closing severance	31	3,310
Asset impairments	1,171	7,140
Gain on sale of facility	(2,049)	(2,049)
Other restructuring costs	102	1,415
Total restructuring costs	$1,527	$21,050

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following table summarizes our severance liability and cash payments made pursuant to the restructuring plans from inception through October 28, 2018 (in thousands):

	General Severance	Plant Closing Severance	Total
Balance, November 2, 2014	$—	$—	$—
Costs incurred	3,887	1,575	5,462
Cash payments	(2,941)	(1,575)	(4,516)
Accrued severance(1)	739	—	739
Balance, November 1, 2015	$1,685	$—	$1,685
Costs incurred(1)	2,725	165	2,890
Cash payments	(3,928)	(165)	(4,093)
Balance, October 30, 2016	$482	$—	$482
Costs incurred	2,350	1,539	3,889
Cash payments	(2,549)	(1,539)	(4,088)
Balance, October 29, 2017	$283	$—	$283
Costs incurred	2,272	31	2,303
Cash payments	(2,134)	(31)	(2,165)
Balance at October 28, 2018	$421	$—	$421

(1)
During the second and fourth quarters of fiscal 2015, we entered into transition and separation agreements with certain executive officers. Each terminated executive officer was entitled to severance benefit payments issuable in two installments. The termination benefits were measured initially at the separation dates based on the fair value of the liability as of the termination date and were recognized ratably over the future service period. Costs incurred during fiscal 2016 exclude $0.7 million of amortization expense associated with these termination benefits.

We expect to fully execute our plans in phases over the next 3 months and estimate that additional restructuring charges associated with these plans will not be material.

6. GOODWILL AND OTHER INTANGIBLE ASSETS
Our goodwill balance and changes in the carrying amount of goodwill in the Commercial segment are as follows (in thousands):

Total
Balance, October 30, 2016	$154,271
Impairment (1)	(6,000)
Other, net	20
Balance, October 29, 2017	$148,291
Balance, October 28, 2018	$148,291
(1) Our July 31, 2017 goodwill impairment testing indicated an impairment as the carrying value of CENTRIA’s coil coating operations exceeded its fair value. As a result, we recorded a non-cash charge of $6.0 million in goodwill impairment on our consolidated statements of operations for the year ended October 29, 2017.
In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Management has determined that we have six reporting units for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment.
At the beginning of the fourth quarter of each fiscal year, we perform an annual impairment assessment of goodwill and indefinite-lived intangible assets. Additionally, we assess goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the fair value may be below the carrying value. We completed our interim impairment test as of January 29, 2018 and our annual impairment assessment of goodwill and indefinite-lived intangible assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

as of July 30, 2018. We elected to apply the qualitative assessment for each of the reporting units with goodwill and the indefinite lived intangibles for the interim and annual tests. Under the qualitative assessment, relevant events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified. These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and negative categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using relative weightings. Based on our assessment of these tests, we do not believe it is more likely than not that the fair value of these reporting units or the indefinite-lived intangible assets are less than their respective carrying amounts.
The following table represents all our intangible assets activity for the fiscal years ended October 28, 2018 and October 29, 2017 (in thousands):

	Range of Life (Years)			October 28, 2018	October 29, 2017
Amortized intangible assets:
Cost:
Trade names		15		$29,167	$29,167
Customer lists and relationships	12	–	20	136,210	136,210
				$165,377	$165,377
Accumulated amortization:
Trade names				$(12,657)	$(10,713)
Customer lists and relationships				(38,646)	(30,971)
				$(51,303)	$(41,684)

Net book value				$114,074	$123,693
Indefinite-lived intangible assets:
Trade names				13,455	13,455
Total intangible assets at net book value				$127,529	$137,148
The Star and Ceco trade name assets within the Engineered Building Systems business have an indefinite life and are not amortized, but are reviewed annually and tested for impairment. These trade names were determined to have indefinite lives due to the length of time the trade names have been in place, with some having been in place for decades. Our intention is to maintain these trade names indefinitely.
All other intangible assets are amortized on a straight-line basis or a basis consistent with the expected future cash flows over their expected useful lives. As of October 28, 2018 and October 29, 2017, the weighted average amortization period for all our intangible assets was 14.2 years and 15.0 years, respectively. Amortization expense of intangibles was $9.6 million, $9.6 million and $9.6 million for 2018, 2017 and 2016, respectively. We expect to recognize amortization expense over the next five fiscal years as follows (in thousands):

2019	$9,620
2020	9,327
2021	9,064
2022	8,721
2023	8,667
In accordance with ASC Topic 350, Intangibles — Goodwill and Other, we evaluate the remaining useful life of intangible assets on an annual basis. We also review finite-lived intangible assets for impairment when events or changes in circumstances indicate the carrying values may not be recoverable in accordance with ASC Topic 360, Property, Plant and Equipment.

7. SHARE-BASED COMPENSATION
Our 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”) is an equity-based compensation plan that allows for the grant of a variety of awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance share units (“PSUs”), phantom stock awards, long-term incentive awards with performance conditions (“Performance Share Awards”) and cash awards. Awards are generally granted once per year, with the amounts and types of awards determined by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Compensation Committee of our Board of Directors (the “Committee”). As a general rule, option awards terminate on the earlier of (i) 10 years from the date of grant, (ii) 30 days after termination of employment or service for a reason other than death, disability or retirement, (iii) one year after death or (iv) one year for incentive stock options or five years for other awards after disability or retirement. Awards are non-transferable except by disposition on death or to certain family members, trusts and other family entities as the Committee may approve. Awards may be paid in cash, shares of our Common Stock or a combination, in lump sum or installments and currently or by deferred payment, all as determined by the Committee.
As of October 28, 2018, and for all periods presented, our share-based awards under this plan have consisted of restricted stock grants, PSUs and stock option grants, none of which can be settled through cash payments, and Performance Share Awards. Both our stock options and restricted stock awards are subject only to vesting requirements based on continued employment at the end of a specified time period and typically vest in annual increments over three to four years or earlier upon death, disability or a change in control. Restricted stock awards issued after December 15, 2013 do not vest upon attainment of a specified retirement age, as provided by the agreements governing such awards. The vesting of our Performance Share Awards is described below.
A total of approximately 3,771,000 and 2,287,000 shares were available at October 28, 2018 and October 29, 2017, respectively, under the Incentive Plan for the further grants of awards.
Our option awards and time-based restricted stock awards are typically subject to graded vesting over a service period, which is typically three or four years. Our performance-based and market-based restricted stock awards are typically subject to cliff vesting at the end of the service period, which is typically three years. We recognize compensation cost for these awards on a straight-line basis over the requisite service period for each annual award grant. In addition, certain of our awards provide for accelerated vesting upon qualified retirement, after a change in control or upon termination without cause or for good reason. We recognize compensation cost for such awards over the period from grant date to the date the employee first becomes eligible for retirement.
We adopted the provisions of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, in our first quarter in fiscal 2018. For additional information see Note 3 - Accounting Pronouncements.
Stock Option Awards
The fair value of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. Expected volatility is based on normalized historical volatility of our stock over a preceding period commensurate with the expected term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since we do not currently pay dividends on our Common Stock and have no current plans to do so in the future.
There were 115,424, 182,923 and 1,418,219 options exercised during fiscal 2018, 2017 and 2016, respectively. Cash received from the option exercises was $1.3 million, $1.7 million and $12.6 million during fiscal 2018, 2017 and 2016, respectively. The total intrinsic value of options exercised in fiscal 2018, 2017 and 2016 was $0.8 million, $1.4 million and $9.9 million, respectively.
During fiscal 2017 and 2016, we granted 10,424 and 28,535 stock options, respectively, and the weighted average grant-date fair value of options granted during fiscal 2017 and 2016 was $6.59 and $5.38, respectively. We did not grant stock options during fiscal 2018.
The weighted average assumptions for the option awards granted on December 15, 2016 and December 15, 2015 are as follows:

	December 15, 2016	December 15, 2015
Expected volatility	42.63%	43.71%
Expected term (in years)	5.50	5.50
Risk-free interest rate	2.15%	1.77%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following is a summary of stock option transactions during fiscal 2018, 2017 and 2016 (in thousands, except weighted average exercise prices and weighted average remaining life):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Balance, November 1, 2015	1,904	$9.85
Granted	29	12.76
Exercised	(1,418)	(8.89)
Cancelled	(7)	(227.21)
Balance, October 30, 2016	508	10.24
Granted	11	15.70
Exercised	(183)	(9.03)
Balance, October 29, 2017	336	11.06
Exercised	(115)	11.09
Cancelled	(6)	15.70
Balance, October 28, 2018	215	$10.94	2.9	$428
Exercisable at October 28, 2018	212	$10.86	2.8	$428
The following summarizes additional information concerning outstanding options at October 28, 2018 (in thousands, except weighted average remaining life and weighted average exercise prices):

Options Outstanding
Number of Options	Weighted Average Remaining Life	Weighted Average Exercise Price
194	2.5 years	$10.30
21	6.4 years	16.90
215	2.9 years	$10.94
The following summarizes additional information concerning options exercisable at October 28, 2018 (in thousands, except weighted average exercise prices):

Options Exercisable
Number of Options	Weighted Average Exercise Price
194	$10.30
18	16.88
212	$10.86
Restricted stock and performance awards
Long-term incentive awards granted to our senior executives generally have a three-year performance period. Long-term incentive awards include restricted stock units and PSUs representing 40% and 60% of the total value, respectively. The restricted stock units vest upon continued employment. Vesting of the PSUs is contingent upon continued employment and the achievement of targets with respect to the following metrics, as defined by management: (1) cumulative free cash flow (weighted 40%); (2) cumulative earnings per share (weighted 40%); and (3) total shareholder return (weighted 20%), in each case during the performance period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 200% of target amounts. The PSUs vest pro rata if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by the Company without cause or by the executive for good reason. If an executive’s employment terminates for any other reason prior to the end of the performance period, all outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled. If a change in control occurs prior to the end of the performance period, the PSU payout will be calculated and paid assuming that the maximum benefit had been achieved. If an executive’s employment terminates due to death or disability while any of the restricted stock is unvested, then all of the unvested restricted stock will become vested. If an executive’s employment is terminated by the Company without cause or after reaching normal retirement age, the unvested restricted stock will be forfeited. If a change in control occurs prior to the end of the performance period, the restricted stock will

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

fully vest. The fair value of the awards is based on the Company’s stock price as of the date of grant. During the fiscal years 2018, 2017 and 2016, we granted PSUs with fair values of approximately $3.8 million, $4.6 million and $4.7 million, respectively, to the Company’s senior executives.
The restricted stock units granted in December 2017, 2016 and 2015 to our senior executives vest one-third annually. For the restricted stock units granted in December 2014 to our senior executives, two-thirds vested on December 15, 2016 and one-third vested on December 15, 2017. The PSUs granted in December 2017, 2016 and 2015 to our senior executives cliff vest at the end of the three-year performance period. For the PSUs granted in December 2014 to our senior executives, one-half vested on December 15, 2016 and one-half vested on December 15, 2017.
Long-term incentive awards granted to our key employees generally have a three-year performance period. Long-term incentive awards are granted 50% in restricted stock units and 50% in PSUs. Vesting of PSUs is contingent upon continued employment and the achievement of free cash flow and earnings per share targets, as defined by management, over a three-year period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 150% of target amounts. However, a minimum of 50% of the awards will vest upon continued employment over the three-year period if the minimum targets are not met. The PSUs vest earlier upon death, disability or a change in control. A portion of the awards also vests upon termination without cause or after reaching normal retirement age prior to the vesting date, as defined by the agreements governing such awards. The fair value of Performance Share Awards is based on the Company’s stock price as of the date of grant. The fair value and cash value of Performance Share Awards granted in fiscal 2018, 2017 and 2016 are as follows (in millions):

	Fiscal year ended
	October 28, 2018	October 29, 2017	October 30, 2016
Equity fair value	$2.8	$2.0	$2.4
Cash value	$—	$2.0	$2.1
On December 15, 2017, the performance period ended for certain PSUs granted to senior executives and key employees in December 2014. The PSUs vested at 69.4%, and resulted in the issuance of 0.1 million shares, net of shares withheld for taxes.
During fiscal 2018, 2017 and 2016, we granted time-based restricted stock awards with a fair value of $7.1 million, $4.5 million and $4.2 million, respectively.
Restricted stock and performance award transactions during fiscal 2018, 2017 and 2016 were as follows (in thousands, except weighted average grant prices):

	Restricted Stock and Performance Awards
	Time-Based		Performance-Based		Market-Based
	Number of Shares	Weighted Average Grant Price	Number of Shares(1)	Weighted Average Grant Price	Number of Shares(1)	Weighted Average Grant Price
Balance, November 1, 2015	828	$15.87	343	$17.19	40	$11.78
Granted	329	12.64	516	12.76	71	14.60
Vested	(335)	15.09	—	—	—	—
Forfeited	(60)	14.33	(60)	15.22	(4)	13.81
Balance, October 30, 2016	762	$14.91	799	$14.82	107	$14.02
Granted	285	15.84	362	15.70	58	16.03
Vested	(392)	15.14	(165)	16.07	—	—
Forfeited	(27)	14.41	(124)	15.88	(21)	11.51
Balance, October 29, 2017	628	$15.21	872	$14.76	144	$15.15
Granted	367	19.37	281	19.65	44	19.65
Vested	(423)	15.67	(94)	17.07	—	—
Forfeited	(64)	17.15	(183)	16.26	(43)	16.49
Balance, October 28, 2018	508	$17.58	876	$16.14	145	$16.02

(1)	The number of restricted stock shown reflects the shares that would be granted if the target level of performance is achieved. The number of shares actually issued may vary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Share-Based Compensation Expense
Share-based compensation expense is recorded over the requisite service or performance period. For awards with performance conditions, the amount of share-based compensation expense recognized is based upon the probable outcome of the performance conditions, as defined and determined by management. With the adoption of ASU 2016-09 in the first quarter of fiscal 2018, we account for forfeitures of outstanding but unvested grants in the period they occur. We estimated a forfeiture rate of 5.0% for our non-officers and 0% for our officers in our calculation of share-based compensation expense for the fiscal years ended October 29, 2017 and October 30, 2016. These estimates are based on historical forfeiture behavior exhibited by our employees.
Share-based compensation expense as well as the unrecognized share-based compensation expense and weighted average period over which expense attributable to unvested awards will be recognized are as follows (in millions, except weighted average remaining years):

	Fiscal year ended
	October 28, 2018	October 29, 2017	October 30, 2016
Cost of goods sold	$0.9	$1.0	$1.1
Engineering, selling, general and administrative	10.7	9.2	9.8
Total recognized share-based compensation expense	$11.6	$10.2	$10.9

	Fiscal Year Ended October 28, 2018
	Unrecognized Share-Based Compensation Expense	Weighted Average Remaining Years
Stock options	$—	0.1
Time-based restricted stock	4.8	1.9
Performance- and market-based restricted stock	7.0	1.9
Total unrecognized share-based compensation expense	$11.8
As of October 28, 2018, we do not have any amounts capitalized for share-based compensation cost in inventory or similar assets. The total income tax benefit recognized in results of operations for share-based compensation arrangements was $3.2 million, $4.0 million and $4.2 million for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

8. EARNINGS PER COMMON SHARE
Basic earnings per common share is computed by dividing net income allocated to common shares by the weighted average number of common shares outstanding. Diluted income per common share, if applicable, considers the dilutive effect of common stock equivalents. The reconciliation of the numerator and denominator used for the computation of basic and diluted income per common share is as follows (in thousands, except per share data):

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
Numerator for Basic and Diluted Earnings Per Common Share:
Net income applicable to common shares	$62,694	$54,399	$50,638
Denominator for Basic and Diluted Earnings Per Common Share:
Weighted average basic number of common shares outstanding	66,260	70,629	72,411
Common stock equivalents:
Employee stock options	89	124	446
PSUs and Performance Share Awards	13	25	—
Weighted average diluted number of common shares outstanding	66,362	70,778	72,857

Basic earnings per common share	$0.95	$0.77	$0.70
Diluted earnings per common share	$0.94	$0.77	$0.70

Incentive Plan securities excluded from dilution(1)	1	0	195

(1)	Represents securities not included in the computation of diluted earnings per common share because their effect would have been anti-dilutive.
We calculate earnings per share using the “two-class” method, whereby unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are “participating securities” and, therefore, these participating securities are treated as a separate class in computing earnings per share. The calculation of earnings per share presented here excludes the income attributable to unvested restricted stock units related to our Incentive Plan from the numerator and excludes the dilutive impact of those shares from the denominator. Awards subject to the achievement of performance conditions or market conditions for which such conditions had been met at the end of any of the fiscal periods presented are included in the computation of diluted earnings per common share if their effect was dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

9. OTHER ACCRUED EXPENSES
Other accrued expenses are comprised of the following (in thousands):

	October 28, 2018	October 29, 2017
Accrued warranty obligation and deferred warranty revenue	$7,005	$7,082
Deferred revenue	21,040	28,295
Other accrued expenses	53,839	41,520
Total other accrued expenses	$81,884	$76,897

10. WARRANTY
The following table represents the rollforward of our accrued warranty obligation and deferred warranty revenue activity for the fiscal years ended October 28, 2018 and October 29, 2017 (in thousands):

	October 28, 2018	October 29, 2017
Beginning balance	$32,418	$33,122
Warranties sold	3,297	2,149
Revenue recognized	(2,656)	(2,323)
Cost incurred and other	(2,400)	(530)
Ending balance	30,659	32,418
Less: Current portion	7,005	7,082
Total warranty reserve, less current portion	$23,654	$25,336

11. LONG-TERM DEBT AND NOTE PAYABLE
Debt is comprised of the following (in thousands):

	October 28, 2018	October 29, 2017
Term loan credit facility, due February 2025 and June 2022, respectively	$412,925	$144,147
8.25% senior notes, due January 2023	—	250,000
Asset-based lending credit facility, due February 2023 and June 2019, respectively	—	—
Less: unamortized deferred financing costs(1)	5,699	6,857
Total long-term debt, net of deferred financing costs	407,226	387,290
Less: current portion of long-term debt	4,150	—
Total long-term debt, less current portion	$403,076	$387,290

(1)
Includes the unamortized deferred financing costs associated with the term loan credit facilities and 8.25% senior notes due 2023 (the “Notes”). The unamortized deferred financing costs associated with the asset-based lending credit facilities of $1.1 million and $0.7 million as of October 28, 2018 and October 29, 2017, respectively, are classified in other assets on the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The scheduled maturity of our debt is as follows (in thousands):

2019	$4,150
2020	4,150
2021	4,150
2022	4,150
2023 and thereafter	396,325
$412,925
Debt Redemption and Refinancing
On February 8, 2018, the Company entered into the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement (each defined below), the proceeds of which, together, were used to redeem the 8.25% senior notes and to refinance the Company’s then existing term loan credit facility and the Company’s then existing asset-based revolving credit facility.
Term Loan Credit Agreement
On February 8, 2018, the Company entered into a Term Loan Credit Agreement (the “Pre-merger Term Loan Credit Agreement”) which provides for a term loan credit facility in an original aggregate principal amount of $415.0 million (“Pre-merger Term Loan Credit Facility”). Proceeds from borrowings under the Pre-merger Term Loan Credit Facility were used, together with cash on hand, (i) to refinance the existing term loan credit agreement, (ii) to redeem and repay the Notes and (iii) to pay any fees, premiums and expenses incurred in connection with the refinancing.
The term loans under the Pre-merger Term Loan Credit Agreement will mature on February 7, 2025 and, prior to such date, will amortize in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum.
The term loans under the Pre-merger Term Loan Credit Agreement may be prepaid at the Company’s option at any time, subject to minimum principal amount requirements. Prepayments in connection with a repricing transaction (as defined in the Pre-merger Term Loan Credit Agreement) during the first six months after the closing of the Pre-merger Term Loan Credit Facility will be subject to a prepayment premium equal to 1% of the principal amount of the term loans being prepaid. Prepayments may otherwise be made without premium or penalty (other than customary breakage costs). The Company will also have the ability to repurchase a portion of the term loans under the Pre-merger Term Loan Credit Agreement subject to certain terms and conditions set forth in the Pre-merger Term Loan Credit Agreement.
Subject to certain exceptions, the term loans under the Pre-merger Term Loan Credit Agreement will be subject to mandatory prepayment in an amount equal to:

•
the net cash proceeds of (1) certain asset sales (subject to reduction to 50% or 0%, if specified leverage ratio targets are met), (2) certain debt offerings, and (3) certain insurance recovery and condemnation events; and

•	50% of annual excess cash flow (as defined in the Pre-merger Term Loan Credit Agreement), subject to reduction to 0% if specified leverage ratio targets are met.
The obligations under the Pre-merger Term Loan Credit Agreement are guaranteed by each direct and indirect U.S. restricted subsidiary of the Company, other than certain excluded subsidiaries, and are secured by:

•
a perfected security interest in substantially all tangible and intangible assets of the Company and each guarantor (other than ABL Priority Collateral (as defined below)), including the capital stock of each direct material domestic subsidiary owned by the Company and each guarantor, and 65% of the capital stock of any non-U.S. subsidiary held directly by the Company or any guarantor, subject to customary exceptions (the “Term Loan Priority Collateral”), which security interest will be senior to the security interest in the foregoing assets securing the Pre-merger ABL Credit Facility (as defined below); and

•	a perfected security interest in the ABL Priority Collateral, which security interest will be junior to the security interest in the ABL Priority Collateral securing the ABL Credit Facility.
At the Company’s election, the interest rates applicable to the term loans under the Pre-merger Term Loan Credit Agreement will be based on a fluctuating rate of interest measured by reference to either (i) an adjusted LIBOR plus a borrowing margin of 2.00% per annum or (ii) an alternative base rate not less than 1.00% plus a borrowing margin of 1.00% per annum. At October 28, 2018, the interest rate on the Term Loans was 4.24%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

ABL Credit Agreement
On February 8, 2018, the subsidiaries of the Company, NCI Group, Inc. and Robertson-Ceco II Corporation, and the Company as a guarantor, entered into an ABL Credit Agreement (the “Pre-merger ABL Credit Agreement”). The Pre-merger ABL Credit Agreement provides for an asset-based revolving credit facility (the “Pre-merger ABL Credit Facility”) which allows aggregate maximum borrowings by the ABL borrowers of up to $150 million, letters of credit of up to $30 million and up to $20 million for swingline borrowings. Borrowing availability is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of accounts receivable, eligible credit card receivables and eligible inventory, less certain reserves and subject to certain other adjustments. Availability is reduced by issuance of letters of credit as well as any borrowings. All borrowings under the Pre-merger ABL Credit Facility mature on February 8, 2023.
The obligations under the Pre-merger ABL Credit Agreement are guaranteed by each direct and indirect U.S. restricted subsidiary of the Company, other than certain excluded subsidiaries, and are secured by:

•
a perfected security interest in all present and after-acquired inventory, accounts receivable, deposit accounts, securities accounts, and any cash or other assets in such accounts (and, to the extent evidencing or otherwise related to such items, all general intangibles, intercompany debt, insurance proceeds, letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property and payment intangibles) and the proceeds of any of the foregoing and all books and records relating to, or arising from, any of the foregoing, except to the extent such proceeds constitute Term Loan Priority Collateral, and subject to customary exceptions (the “ABL Priority Collateral”), which security interest is senior to the security interest in the foregoing assets securing the Pre-merger Term Loan Credit Facility; and

•
a perfected security interest in the Term Loan Priority Collateral, which security interest will be junior to the security interest in the Term Loan Priority Collateral securing the Pre-merger Term Loan Credit Facility.

At October 28, 2018 and October 29, 2017, the Company’s excess availability under its asset-based lending credit facilities was $141.0 million and $140.0 million, respectively. At October 28, 2018 and October 29, 2017, the Company had no revolving loans outstanding under its asset-based lending credit facilities. In addition, at October 28, 2018 and October 29, 2017, standby letters of credit related to certain insurance policies totaling approximately $9.0 million and $10.0 million, respectively, were outstanding but undrawn under the Company’s asset-based lending credit facilities.
The Pre-merger ABL Credit Agreement includes a minimum fixed charge coverage ratio of 1.00:1.00, which will apply if the Company fails to maintain a specified minimum borrowing capacity. The minimum level of borrowing capacity as of October 28, 2018 was $14.1 million. Although the Pre-merger ABL Credit Agreement does not require any financial covenant compliance, at October 28, 2018, the Company’s fixed charge coverage ratio, which is calculated on a trailing twelve month basis, was 7.70:1.00.
Loans under the Pre-merger ABL Credit Facility bear interest, at NCI’s option, as follows:

(1)	Base Rate loans at the Base Rate plus a margin. The margin ranges from 0.25% to 0.75% depending on the quarterly average excess availability under such facility; and

(2)	LIBOR loans at LIBOR plus a margin. The margin ranges from 1.25% to 1.75% depending on the quarterly average excess availability under such facility.
A commitment fee is paid on the Pre-merger ABL Credit Facility at an annual rate of 0.25% or 0.35%, depending on the average daily used percentage, based on the amount by which the maximum credit exceeds the average daily principal balance of outstanding loans and letter of credit obligations. Additional customary fees in connection with the Pre-merger ABL Credit Facility also apply.
Redemption of 8.25% Senior Notes
On January 16, 2015, the Company issued $250.0 million in aggregate principal of 8.25% senior notes due 2023. On February 8, 2018, the Company redeemed the outstanding $250.0 million aggregate principal amount of the Notes for approximately $265.5 million using the proceeds from borrowings under the Pre-merger Term Loan Credit Facility.
During the fiscal year ended October 28, 2018, the Company incurred a pretax loss, primarily on the extinguishment of the Notes, of $21.9 million, of which approximately $15.5 million represents the premium paid on the redemption of the Notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Debt Covenants
The Company’s outstanding debt agreements contain a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness, make dividends and other restricted payments, create liens securing indebtedness, engage in mergers and acquisitions, enter into restrictive agreements, amend certain documents in respect of other indebtedness, change the nature of the business and engage in certain transactions with affiliates. As of October 28, 2018, the Company was in compliance with all covenants that were in effect on such date.
Insurance Note Payable
As of October 28, 2018 and October 29, 2017, the Company had an outstanding note payable in the amount of $0.5 million and $0.4 million, respectively, related to financed insurance premiums. Insurance premium financings are generally secured by the unearned premiums under such policies.

12. CD&R FUND VIII Investor Group
On August 14, 2009, the Company entered into an Investment Agreement (as amended, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII L.P. (“CD&R Fund VIII”). In connection with the Investment Agreement and the Stockholders Agreement dated October 20, 2009 (the “Old Stockholders Agreement”), CD&R Fund VIII and CD&R Friends & Family Fund VIII, L.P. (collectively, the “CD&R Fund VIII Investor Group”) purchased convertible preferred stock, which was later converted to shares of our Common Stock on May 14, 2013.
In January 2014, the CD&R Fund VIII Investor Group completed a registered underwritten offering, in which the CD&R Fund VIII Investor Group offered 8.5 million shares of Common Stock at a price to the public of $18.00 per share (the “2014 Secondary Offering”). The underwriters also exercised their option to purchase 1.275 million additional shares of Common Stock. In addition, the Company entered into an agreement with the CD&R Fund VIII Investor Group to repurchase 1.15 million shares of its Common Stock at a price per share equal to the price per share paid by the underwriters to the CD&R Fund VIII Investor Group in the underwritten offering (the “2014 Stock Repurchase”). The 2014 Stock Repurchase, which was completed at the same time as the 2014 Secondary Offering, represented a private, non-underwritten transaction between NCI and the CD&R Fund VIII Investor Group that was approved and recommended by the Affiliate Transactions Committee of our board of directors.
On July 25, 2016, the CD&R Fund VIII Investor Group completed a registered underwritten offering, in which the CD&R Fund VIII Investor Group offered 9.0 million shares of our Common Stock at a price to the public of $16.15 per share (the “2016 Secondary Offering”). The underwriters also exercised their option to purchase 1.35 million additional shares of our Common Stock from the CD&R Fund VIII Investor Group. The aggregate offering price for the 10.35 million shares sold in the 2016 Secondary Offering was approximately $160.1 million, net of underwriting discounts and commissions. The CD&R Fund VIII Investor Group received all of the proceeds from the 2016 Secondary Offering and no shares in the 2016 Secondary Offering were sold by the Company or any of its officers or directors (although certain of our directors are affiliated with the CD&R Fund VIII Investor Group). In connection with the 2016 Secondary Offering and the 2016 Stock Repurchase (as defined below), we incurred approximately $0.7 million in expenses, which were included in engineering, selling, general and administrative expenses in the consolidated statements of operations for the fiscal year ended October 30, 2016.
On July 18, 2016, the Company entered into an agreement with the CD&R Fund VIII Investor Group to repurchase approximately 2.9 million shares of our Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Fund VIII Investor Group in the underwritten offering (the “2016 Stock Repurchase”). The 2016 Stock Repurchase, which was completed concurrently with the 2016 Secondary Offering, represented a private, non-underwritten transaction between the Company and the CD&R Fund VIII Investor Group that was approved and recommended by the Affiliate Transactions Committee of our board of directors. See Note 18 — Stock Repurchase Program.
On December 11, 2017, the CD&R Fund VIII Investor Group completed a registered underwritten offering of 7,150,000 shares of the Company’s Common Stock at a price to the public of $19.36 per share (the “2017 Secondary Offering”). Pursuant to the underwriting agreement, at the CD&R Fund VIII Investor Group request, the Company purchased 1.15 million of the 7.15 million shares of the Common Stock from the underwriters in the 2017 Secondary Offering at a price per share equal to the price at which the underwriters purchased the shares from the CD&R Fund VIII Investor Group. The total amount the Company spent on these repurchases was $22.3 million.
At October 28, 2018 and October 29, 2017, the CD&R Fund VIII Investor Group owned approximately 34.4% and 43.8%, respectively, of the outstanding shares of our Common Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

13. RELATED PARTIES
Pursuant to the Investment Agreement and the Old Stockholders Agreement, the CD&R Fund VIII Investor Group had the right to designate a number of directors to NCI’s board of directors that was equivalent to the CD&R Fund VIII Investor Group’s percentage interest in the Company. Among other directors appointed by the CD&R Fund VIII Investor Group, our Board of Directors appointed to the board of directors James G. Berges, Nathan K. Sleeper and Jonathan L. Zrebiec. Messrs. Berges, Sleeper and Zrebiec are partners of Clayton, Dubilier & Rice, LLC, (“CD&R, LLC”), an affiliate of the CD&R Fund VIII Investor Group.
As a result of their respective positions with CD&R, LLC and its affiliates, one or more of Messrs. Berges, Sleeper and Zrebiec may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment. Messrs. Berges, Sleeper and Zrebiec may be deemed to have an indirect material interest in the following agreements:

•
the Investment Agreement, pursuant to which the CD&R Fund VIII Investor Group acquired a 68.4% interest in the Company, CD&R Fund VIII’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc., the predecessor to the investment management business of CD&R, LLC, on October 20, 2009;

•
the Old Stockholders Agreement, which set forth certain terms and conditions regarding the Equity Investment and on certain actions of the CD&R Fund VIII Investor Group and their controlled affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights as well as other obligations and rights;

•
a Registration Rights Agreement, dated as of October 20, 2009 (the “Old Registration Rights Agreement”), between the Company and the CD&R Fund VIII Investor Group, pursuant to which the Company granted to the CD&R Fund VIII Investor Group, together with any other stockholder of the Company that may become a party to the Old Registration Rights Agreement in accordance with its terms, certain customary registration rights with respect to the shares of our Common Stock held by the CD&R Fund VIII Investor Group; and

•
an Indemnification Agreement, dated as of October 20, 2009 between the Company, NCI Group, Inc., a wholly owned subsidiary of the Company, Robertson-Ceco II Corporation, a wholly owned subsidiary of the Company, the CD&R Fund VIII Investor Group and CD&R, Inc., pursuant to which the Company, NCI Group, Inc. and Robertson-Ceco II Corporation agreed to indemnify CD&R, Inc., the CD&R Fund VIII Investor Group and their general partners, the special limited partner of CD&R Fund VIII and any other investment vehicle that is a stockholder of the Company and is managed by CD&R, Inc. or any of its affiliates, their respective affiliates and successors and assigns and the respective directors, officers, partners, members, employees, agents, representatives and controlling persons of each of them, or of their respective partners, members and controlling persons, against certain liabilities arising out of the Equity Investment and transactions in connection with the Equity Investment, including, but not limited to, the Pre-merger Term Loan Credit Agreement, the Pre-merger ABL Credit Facility, the Exchange Offer, and certain other liabilities and claims.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable and accounts payable approximate fair value as of October 28, 2018 and October 29, 2017 because of the relatively short maturity of these instruments. The carrying amount of revolving loans outstanding under the asset-based lending facilities approximates fair value as the interest rates are variable and reflective of market rates. The fair values of the remaining financial instruments not currently recognized at fair value on our consolidated balance sheets at the respective fiscal year ends were (in thousands):

	October 28, 2018		October 29, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan credit facility, due February 2025 and June 2022, respectively	$412,925	$412,409	$144,147	$144,147
8.25% senior notes, due January 2023	—	—	250,000	267,500
The fair values of the term loan credit facilities and 8.25% senior notes were based on recent trading activities of comparable market instruments, which are level 2 inputs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Fair Value Measurements
ASC Subtopic 820-10, Fair Value Measurements and Disclosures, requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:
Level 1:  Observable inputs such as quoted prices for identical assets or liabilities in active markets.
Level 2:  Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs.
Level 3:  Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities.
The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at October 28, 2018 and October 29, 2017.
Money market:  Money market funds have original maturities of three months or less. The original cost of these assets approximates fair value due to their short-term maturity.
Mutual funds:  Mutual funds are valued at the closing price reported in the active market in which the mutual fund is traded.
Assets held for sale:  Assets held for sale are valued based on current market conditions, prices of similar assets in similar condition and expected proceeds from the sale of the assets.
Deferred compensation plan liability:  Deferred compensation plan liability is comprised of phantom investments in the deferred compensation plan and is valued at the closing price reported in the active markets in which the money market and mutual funds are traded.
The following tables summarize information regarding our financial assets and liabilities that are measured at fair value on a recurring basis as of October 28, 2018 and October 29, 2017, segregated by level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	Recurring fair value measurements
	October 28, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investments in deferred compensation plan(1):
Money market	$369	$—	$—	$369
Mutual funds – Growth	1,118	—	—	1,118
Mutual funds – Blend	2,045	—	—	2,045
Mutual funds – Foreign blend	812	—	—	812
Mutual funds – Fixed income	—	941	—	941
Total short-term investments in deferred compensation plan	4,344	941	—	5,285
Total assets	$4,344	$941	$—	$5,285

Liabilities:
Deferred compensation plan liability	$—	$4,639	$—	$4,639
Total liabilities	$—	$4,639	$—	$4,639

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

	Recurring fair value measurements
	October 29, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investments in deferred compensation plan(1):
Money market	$1,114	$—	$—	$1,114
Mutual funds – Growth	958	—	—	958
Mutual funds – Blend	1,948	—	—	1,948
Mutual funds – Foreign blend	915	—	—	915
Mutual funds – Fixed income	—	1,546	—	1,546
Total short-term investments in deferred compensation plan	4,935	1,546	—	6,481
Total assets	$4,935	$1,546	$—	$6,481

Liabilities:
Deferred compensation plan liability	$—	$4,923	$—	$4,923
Total liabilities	$—	$4,923	$—	$4,923

(1)	The unrealized holding gain (loss) was insignificant for the fiscal years ended October 28, 2018 and October 29, 2017.

15. INCOME TAXES
Income tax expense is based on pretax financial accounting income. Deferred income taxes are recognized for the temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The income tax provision for the fiscal years ended 2018, 2017 and 2016, consisted of the following (in thousands):

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
Current:
Federal	$16,850	$23,885	$22,602
State	3,483	3,218	3,179
Foreign	545	445	838
Total current	20,878	27,548	26,619
Deferred:
Federal	(2,937)	(358)	105
State	565	769	1,380
Foreign	1,483	455	(167)
Total deferred	(889)	866	1,318
Total provision	$19,989	$28,414	$27,937
The reconciliation of income tax computed at the United States federal statutory tax rate to the effective income tax rate is as follows:

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
Statutory federal income tax rate	23.3%	35.0%	35.0%
State income taxes	4.2%	3.2%	3.8%
Production activities deduction	(1.7)%	(3.1)%	(3.4)%
Non-deductible expenses	0.2%	0.9%	1.3%
Revaluation of U.S. deferred income tax due to statutory rate reduction	(1.2)%	—%	—%
One-time repatriation tax on foreign earnings	0.6%	—%	—%
Other	(1.3)%	(1.8)%	(1.3)%
Effective tax rate	24.1%	34.2%	35.4%
The decrease in the effective tax rate for the fiscal year ended October 28, 2018 is a result of the net impact of the Tax Cuts and Jobs Act (“U.S. Tax Reform”) which was enacted by the United States on December 22, 2017. U.S. Tax Reform incorporates significant changes to U.S. corporate income tax laws including, among other things, a reduction in the federal statutory corporate income tax rate from 35% to 21%, an exemption for dividends received from certain foreign subsidiaries, a one-time repatriation tax on deemed repatriated earnings from foreign subsidiaries, immediate expensing of certain depreciable tangible assets, limitations on the deduction for net interest expense and certain executive compensation and the repeal of the Domestic Production Activities Deduction. The majority of these changes will be effective for the Company’s fiscal year beginning October 29, 2018. However, the corporate income tax rate reduction is effective December 22, 2017. As such, the Company’s statutory federal corporate income tax rate for the fiscal year ended October 28, 2018 is 23.3%. In addition, the one-time repatriation tax was recognized by the Company for the tax year ended October 28, 2018.
Under ASC Topic 740, Income Taxes ("ASC 740"), a company is generally required to recognize the effect of changes in tax laws in its financial statements in the period in which the legislation is enacted. U.S. income tax laws are deemed to be effective on the date the president signs tax legislation. The President signed the U.S. Tax Reform legislation on December 22, 2017. In acknowledgment of the substantial changes incorporated in the U.S. Tax Reform, the SEC staff issued Staff Accounting Bulletin 118 (“SAB 118”) to provide certain guidance in determining the accounting for income tax effects of the legislation in the accounting period of enactment as well as provide a measurement period within which to finalize and reflect such final effects associated with U.S. Tax Reform. Further, SAB 118 summarizes a three-step approach to be applied each reporting period within the overall measurement period: (1) amounts should be reflected in the period including the date of enactment for those items which are deemed to be complete, (2) to the extent the effects of certain changes due to U.S. Tax Reform for which the accounting is not deemed complete but for which a reasonable estimate can be determined, such provisional amount(s) should be reflected in the period so determined and adjusted in subsequent periods as such effects are finalized and (3) to the extent a reasonable estimate cannot be determined for a specific effect of the tax law change associated with U.S. Tax Reform, no provisional amount should be recorded but rather, continue to apply ASC 740 based upon the tax law in effect prior to the enactment of U.S. Tax Reform.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Such measurement period is deemed to end when all necessary information has been obtained, prepared and analyzed such that a final accounting determination can be concluded, but in no event should the period extend beyond one year.
In consideration of this guidance, the Company obtained, prepared and analyzed various information associated with the enactment of U.S. Tax Reform. Based upon this review, the Company recognized an estimated income tax benefit with respect to U.S. Tax Reform of $0.6 million. This net income tax benefit reflects a $1.0 million net estimated income tax benefit associated with the remeasurement of the Company’s net U.S. deferred tax liability, partiality offset with a $0.5 million estimated income tax expense associated with the impact of the deemed repatriated earnings from the Company’s foreign subsidiaries, including the one-time repatriation tax of $1.8 million. Due to the Company’s fiscal year-end of October 28, 2018 and the timing of the various technical provisions provided for under U.S. Tax Reform, the financial statement impacts recorded in fiscal 2018 relating to U.S. Tax Reform are not deemed to be complete but rather are deemed to be reasonable, provisional estimates based upon the current available information. As such, the Company will continue to update and finalize the accounting for the tax effect of the enactment of U.S. Tax Reform in the next interim period in accordance with the guidance as outlined in SAB 118, as deemed necessary.
Deferred income taxes reflect the net impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The tax effects of the temporary differences for fiscal 2018 and 2017 are as follows (in thousands):

	October 28, 2018	October 29, 2017
Deferred tax assets:
Inventory obsolescence	$2,161	$2,680
Bad debt reserve	1,007	1,686
Accrued and deferred compensation	14,828	16,003
Accrued insurance reserves	1,122	1,816
Deferred revenue	7,495	10,260
Net operating loss and tax credit carryover	1,815	3,686
Depreciation and amortization	536	434
Pension	2,842	6,510
Other reserves	863	716
Total deferred tax assets	32,669	43,791
Less valuation allowance	(11)	—
Net deferred tax assets	32,658	43,791
Deferred tax liabilities:
Depreciation and amortization	(33,926)	(42,632)
U.S. tax on unremitted foreign earnings	—	(1,107)
Other	—	(1,805)
Total deferred tax liabilities	(33,926)	(45,544)
Total deferred tax liability, net	$(1,268)	$(1,753)
We carry out our business operations through legal entities in the U.S., Canada, Mexico and Costa Rica, and carried out operations in China until the sale of our manufacturing facility in China during fiscal 2018. These operations require that we file corporate income tax returns that are subject to U.S., state and foreign tax laws. We are subject to income tax audits in these multiple jurisdictions.
As of October 28, 2018, the $1.8 million net operating loss and tax credit carryforward included $0.1 million for U.S. state loss carryforwards. The state net operating loss carryforwards will expire in 2019 to 2029, if unused. As of October 28, 2018, our foreign operations have a net operating loss carryforward of approximately $1.7 million, that will start to expire in fiscal 2028, if unused.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following table represents the rollforward of the valuation allowance on deferred taxes activity for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 (in thousands):

	October 28, 2018	October 29, 2017	October 30, 2016
Beginning balance	$—	$210	$115
Additions (reductions)	11	(210)	95
Ending balance	$11	$—	$210
Uncertain tax positions
There were no unrecognized tax benefits at October 28, 2018 and October 29, 2017. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months.
We recognize interest and penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. We did not have any accrued interest and penalties related to uncertain tax positions as of October 28, 2018.
We file income tax returns in the U.S. federal jurisdiction and multiple state and foreign jurisdictions. Our tax years are closed with the IRS through the year ended October 28, 2014, as the statute of limitations related to these tax years has closed. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material.

16. ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss consists of the following (in thousands):

	October 28, 2018	October 29, 2017
Foreign exchange translation adjustments	$(89)	$3
Defined benefit pension plan actuarial losses, net of tax	(6,619)	(7,534)
Accumulated other comprehensive loss	$(6,708)	$(7,531)

17. OPERATING LEASE COMMITMENTS
We have operating lease commitments expiring at various dates, principally for real estate, office space, office equipment and transportation equipment. Certain of these operating leases have purchase options that entitle us to purchase the respective equipment at fair value at the end of the lease. In addition, many of our leases contain renewal options at rates similar to the current arrangements. As of October 28, 2018, future minimum rental payments related to noncancellable operating leases are as follows (in thousands):

2019	$13,951
2020	8,223
2021	6,202
2022	5,001
2023	3,928
Thereafter	7,693
Rental expense incurred from operating leases, including leases with terms of less than one year, for 2018, 2017 and 2016 was $20.1 million, $19.4 million and $17.8 million, respectively.

18. STOCK REPURCHASE PROGRAM
Our Board of Directors authorized two stock repurchase programs during the fiscal year ended October 30, 2016, which were publicly announced on January 20, 2016 and September 8, 2016. Together, these stock repurchase programs authorized for up to an aggregate of $106.3 million of the Company’s Common Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

On July 18, 2016, the Company entered into an agreement with the CD&R Fund VIII Investor Group to repurchase approximately 2.9 million shares of our Common Stock for $45.0 million based on the price per share paid by the underwriters to the CD&R Fund VIII Investor Group in the 2016 Secondary Offering. The 2016 Stock Repurchase (as defined in Item 1. Business) represented a private, non-underwritten transaction between the Company and the CD&R Fund VIII Investor Group that was approved and recommended by the Affiliate Transactions Committee of our board of directors. The closing of the 2016 Stock Repurchase occurred on July 25, 2016 concurrently with the closing of the 2016 Secondary Offering. The 2016 Stock Repurchase was funded by the Company’s cash on hand. In addition to the 2016 Stock Repurchase, the Company repurchased 1.6 million shares of its Common Stock for $17.9 million during fiscal 2016 through open-market purchases under the authorized stock repurchase programs.
On October 10, 2017 and March 7, 2018, the Company announced that its Board of Directors authorized new stock repurchase programs for up to an aggregate of $50.0 million and $50.0 million, respectively, of the Company’s Common Stock.
During fiscal 2017 and fiscal 2018, the Company repurchased 2.8 million shares of its Common Stock for $41.2 million and 2.7 million shares of its Common Stock for $46.7 million, respectively, through open-market purchases under the authorized stock repurchase programs. The fiscal 2018 repurchases included 1.15 million shares for $22.3 million purchased pursuant to the CD&R Fund VIII Investor Group 2017 Secondary Offering (see Note 12 — CD&R Fund VIII Investor Group). As of October 28, 2018, approximately $55.6 million remains available for stock repurchases under the programs authorized on October 10, 2017 and March 7, 2018. The authorized programs have no time limit on their duration, but our Pre-merger Term Credit Agreement and Pre-merger ABL Credit Agreement apply certain limitations on our repurchase of shares of our Common Stock. The timing and method of any repurchases, which will depend on a variety of factors, including market conditions, are subject to results of operations, financial conditions, cash requirements and other factors, and may be suspended or discontinued at any time.
In addition to the Common Stock repurchases, the Company also withheld shares of restricted stock to satisfy minimum tax withholding obligations arising in connection with the vesting of restricted stock units, which are included in treasury stock purchases in the consolidated statements of stockholders’ equity.
The Company canceled 4.0 million of the total shares repurchased during fiscal 2016 as well as 0.4 million shares repurchased in prior fiscal years that had been held in treasury stock, resulting in a $62.3 million decrease in both additional paid in capital and treasury stock during the fiscal year ended October 30, 2016. During the fiscal year ended October 29, 2017, the Company canceled 3.0 million of the total shares repurchased during fiscal 2017 as well as 0.4 million shares repurchased in the prior fiscal year that had been held in treasury stock, resulting in a $50.6 million decrease in both additional paid in capital and treasury stock. During fiscal year ended October 28, 2018, the Company canceled 2.7 million shares repurchased under stock repurchase programs and canceled 0.3 million shares of stock that are included in treasury stock purchases and were used to satisfy minimum tax withholding obligations arising in connection with the vesting of stock awards, resulting in a total $51.8 million decrease in both additional paid in capital and treasury stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Changes in treasury stock, at cost, were as follows (in thousands):

	Number of Shares	Amount
Balance, November 1, 2015	447	$7,523
Purchases	4,590	64,015
Issuance of restricted stock	162	—
Retirements	(4,424)	(62,279)
Balance, October 30, 2016	775	$9,259
Purchases	2,958	43,603
Issuance of restricted stock	20	—
Retirements	(3,444)	(50,587)
Deferred compensation obligation	(18)	(135)
Balance, October 29, 2017	291	$2,140
Purchases	2,939	51,773
Issuance of restricted stock	(181)	—
Retirements	(2,939)	(51,772)
Deferred compensation obligation	(49)	(954)
Balance, October 28, 2018	61	$1,187

19. EMPLOYEE BENEFIT PLANS
Defined Contribution Plan — We have a 401(k) profit sharing plan (the “Savings Plan”) that allows participation for all eligible employees. The Savings Plan allows us to match between 50% and 100% of the participant’s contributions up to 6% of a participant’s pre-tax deferrals, based on a calculation of the Company’s annual return-on-assets. Contributions expense for the fiscal years ended October 28, 2018, October 29, 2017 and October 30, 2016 was $7.6 million, $6.1 million and $5.7 million, respectively, for matching contributions to the Savings Plan.
Deferred Compensation Plan — We have an Amended and Restated Deferred Compensation Plan (as amended and restated, the “Deferred Compensation Plan”) that allows our officers and key employees to defer up to 80% of their annual salary and up to 90% of their bonus on a pre-tax basis until a specified date in the future, including at or after retirement. Additionally, the Deferred Compensation Plan allows our directors to defer up to 100% of their annual fees and meeting attendance fees until a specified date in the future, including at or after retirement. The Deferred Compensation Plan also permits us to make contributions on behalf of our key employees who are impacted by the federal tax compensation limits under the NCI 401(k) plan, and to receive a restoration matching amount which, under the current NCI 401(k) terms, mirrors our 401(k) profit sharing plan matching levels based on our Company’s performance. The Deferred Compensation Plan provides for us to make discretionary contributions to employees who have elected to defer compensation under the plan. Deferred Compensation Plan participants will vest in our discretionary contributions ratably over three years from the date of each of our discretionary contributions.
On February 26, 2016, the Company amended its Deferred Compensation Plan, with an effective date of January 31, 2016, to require that amounts deferred into the Company Stock Fund remain invested in the Company Stock Fund until distribution. In accordance with the terms of the Deferred Compensation Plan, the deferred compensation obligation related to the Company’s stock may only be settled by the delivery of a fixed number of the Company’s common shares held on the participant’s behalf. The deferred compensation obligation related to the Company Stock Fund recorded within equity in additional paid-in capital on the consolidated balance sheet was $0.7 million and $1.3 million as of October 28, 2018 and October 29, 2017, respectively. Subsequent changes in the fair value of the deferred compensation obligation classified within equity are not recognized. Additionally, the Company currently holds 60,813 shares in treasury shares, relating to deferred, vested awards, until participants are eligible to receive benefits under the terms of the Deferred Compensation Plan.
As of October 28, 2018 and October 29, 2017, the liability balance of the Deferred Compensation Plan was $4.6 million and $4.9 million, respectively, and was included in accrued compensation and benefits on the consolidated balance sheets. We have not made any discretionary contributions to the Deferred Compensation Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

A rabbi trust is used to fund the Deferred Compensation Plan and an administrative committee manages the Deferred Compensation Plan and its assets. The investments in the rabbi trust were $5.3 million and $6.5 million as of October 28, 2018 and October 29, 2017, respectively. The rabbi trust investments include debt and equity securities as well as cash equivalents and are accounted for as trading securities.
Defined Benefit Plans — With the acquisition of RCC on April 7, 2006, we assumed a defined benefit plan (the “RCC Pension Plan”). Benefits under the RCC Pension Plan are primarily based on years of service and the employee’s compensation. The RCC Pension Plan is frozen and, therefore, employees do not accrue additional service benefits. Plan assets of the RCC Pension Plan are invested in broadly diversified portfolios of government obligations, mutual funds, stocks, bonds, fixed income securities, master limited partnerships and hedge funds. In accordance with ASC Topic 805, we quantified the projected benefit obligation and fair value of the plan assets of the RCC Pension Plan and recorded the difference between these two amounts as an assumed liability.
As a result of the CENTRIA Acquisition on January 16, 2015, we assumed noncontributory defined benefit plans covering certain hourly employees (the “CENTRIA Benefit Plans”). Benefits under the CENTRIA Benefit Plans are calculated based on fixed amounts for each year of service rendered. CENTRIA also sponsors postretirement medical and life insurance plans that cover certain of its employees and their spouses (the “OPEB Plans”). The contributions to the OPEB Plans by retirees vary from none to 25% of the total premiums paid. Plan assets of the CENTRIA Benefit Plans are invested in broadly diversified portfolios of equity mutual funds, international equity mutual funds, bonds, mortgages and other funds. Currently, our policy is to fund the CENTRIA Benefit Plans as required by minimum funding standards of the Internal Revenue Code. In accordance with ASC Topic 805, we remeasured the projected benefit obligation and fair value of the plan assets of the CENTRIA Benefits Plans and OPEB Plans. The difference between the two amounts was recorded as an assumed liability.
In addition to the CENTRIA Benefit Plans, CENTRIA contributes to a multi-employer plan, the Steelworkers Pension Trust. The minimum required annual contribution to this plan is $0.3 million. The current contract expires on June 1, 2019. If we were to withdraw our participation from this multi-employer plan, CENTRIA may be required to pay a withdrawal liability representing an amount based on the underfunded status of the plan. The plan is not significant to the Company’s consolidated financial statements.
We refer to the RCC Pension Plan and the CENTRIA Benefit Plans collectively as the “Defined Benefit Plans” in this Note.
Assumptions—Weighted average actuarial assumptions used to determine benefit obligations were as follows:

	October 28, 2018		October 29, 2017
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Discount rate	4.40%	4.20%	3.64%	3.40%
Weighted average actuarial assumptions used to determine net periodic benefit cost (income) were as follows:

	October 28, 2018		October 29, 2017
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Discount rate	3.64%	3.40%	3.64%	3.25%
Expected return on plan assets	6.19%	n/a	6.18%	n/a
Health care cost trend rate-initial	n/a	7.50%	n/a	7.00%
Health care cost trend rate-ultimate	n/a	4.00%	n/a	5.00%
The basis used to determine the overall expected long-term asset return assumption for the Defined Benefit Plans was a 10-year forecast of expected return based on the target asset allocation for the plans. The weighted average expected return for the portfolio over the forecast period is 6.19%, net of investment related expenses, and taking into consideration historical experience, anticipated asset allocations, investment strategies and the views of various investment professionals.
The health care cost trend rate for the OPEB Plans was assumed at 6.5% for years 2019 to 2024, 5.5% for years 2025 to 2035, 5.0% for years 2036 to 2051 and approximately 4.0% per year thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Funded status—The changes in the projected benefit obligation, plan assets and funded status, and the amounts recognized on our consolidated balance sheets were as follows (in thousands):

	October 28, 2018			October 29, 2017
Change in projected benefit obligation	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Accumulated benefit obligation	$51,032	$7,354	$58,386	$56,378	$7,698	$64,076
Projected benefit obligation – beginning of fiscal year	$56,378	$7,698	$64,076	$58,551	$8,347	$66,898
Interest cost	1,976	247	2,223	2,055	257	2,312
Service cost	87	28	115	97	36	133
Benefit payments	(3,838)	(822)	(4,660)	(3,681)	(546)	(4,227)
Plan amendments	—	—	—	275	—	275
Actuarial (gains) losses	(3,571)	203	(3,368)	(919)	(396)	(1,315)
Projected benefit obligation – end of fiscal year	$51,032	$7,354	$58,386	$56,378	$7,698	$64,076

	October 28, 2018			October 29, 2017
Change in plan assets	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Fair value of assets – beginning of fiscal year	$49,564	$—	$49,564	$46,160	$—	$46,160
Actual return on plan assets	(263)	—	(263)	5,041	—	5,041
Company contributions	2,262	822	3,084	2,044	546	2,590
Benefit payments	(3,838)	(822)	(4,660)	(3,681)	(546)	(4,227)
Fair value of assets – end of fiscal year	$47,725	$—	$47,725	$49,564	$—	$49,564

	October 28, 2018			October 29, 2017
Funded status	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Fair value of assets	$47,725	$—	$47,725	$49,564	$—	$49,564
Benefit obligation	51,032	7,354	58,386	56,378	7,698	64,076
Funded status	$(3,307)	$(7,354)	$(10,661)	$(6,814)	$(7,698)	$(14,512)
Benefit obligations in excess of fair value of assets of $10.7 million and $14.5 million as of October 28, 2018 and October 29, 2017, respectively, are included in other long-term liabilities on the consolidated balance sheets.
Plan assets—The investment policy is to maximize the expected return for an acceptable level of risk. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

As of October 28, 2018 and October 29, 2017, the weighted average asset allocations by asset category for the Defined Benefit Plans were as follows (in thousands):

Investment type	October 28, 2018	October 29, 2017
Equity securities	55%	58%
Debt securities	7%	35%
Master limited partnerships	3%	3%
Cash and cash equivalents	31%	1%
Real estate	3%	2%
Other	1%	1%
Total	100%	100%
The principal investment objectives are to ensure the availability of funds to pay pension and postretirement benefits as they become due under a broad range of future economic scenarios, to maximize long-term investment return with an acceptable level of risk based on our pension and postretirement obligations, and to be sufficiently diversified across and within the capital markets to mitigate the risk of adverse or unexpected results from one security class will not have an unduly detrimental. Each asset class has broadly diversified characteristics. Decisions regarding investment policy are made with an understanding of the effect of asset allocation on funded status, future contributions and projected expenses.
The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the investments are periodically rebalanced to our target allocation when considered appropriate. We have set the target asset allocation for the RCC Pension Plan as follows: 45% US bonds, 17% large cap US equities, 13% foreign equity, 5% master limited partnerships, 2% commodity futures, 4% real estate investment trusts, 8% emerging markets and 6% small cap US equities. The CENTRIA Benefit Plans have a target asset allocation of approximately 80%-85% equities and 15%-20% fixed income.
The fair values of the assets of the Defined Benefit Plans at October 28, 2018 and October 29, 2017, by asset category and by levels of fair value, as further defined in Note 14 — Fair Value of Financial Instruments and Fair Value Measurements were as follows (in thousands):

	October 28, 2018			October 29, 2017
Asset category	Level 1	Level 2	Total	Level 1	Level 2	Total
Cash and cash equivalents	$14,774	$—	$14,774	$463	$—	$463
Mutual funds:
Growth funds	7,235	—	7,235	7,262	—	7,262
Real estate funds	1,245	—	1,245	1,236	—	1,236
Commodity linked funds	528	—	528	544	—	544
Equity income funds	5,043	—	5,043	4,767	—	4,767
Index funds	3,036	35	3,071	2,763	110	2,873
International equity funds	253	1,543	1,796	260	1,726	1,986
Fixed income funds	1,745	1,518	3,263	1,742	1,739	3,481
Master limited partnerships	1,448	—	1,448	1,506	—	1,506
Government securities	—	—	—	—	6,400	6,400
Corporate bonds	—	—	—	—	7,301	7,301
Common/collective trusts	—	9,322	9,322	—	11,745	11,745
Total	$35,307	$12,418	$47,725	$20,543	$29,021	$49,564

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Net periodic benefit cost (income)—The components of the net periodic benefit cost (income) were as follows (in thousands):

	October 28, 2018		October 29, 2017		October 30, 2016
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Interest cost	$1,976	$247	$2,055	$257	$2,354	$261
Service cost	87	28	97	36	137	34
Expected return on assets	(2,916)	—	(2,798)	—	(2,979)	—
Amortization of prior service credit	58	—	(9)	—	(9)	—
Amortization of net actuarial loss	991	—	1,374	—	1,170	—
Net periodic benefit cost	$196	$275	$719	$293	$673	$295
The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit income are as follows (in thousands):

	October 28, 2018			October 29, 2017
	Defined Benefit Plans	OPEB Plans	Total	Defined Benefit Plans	OPEB Plans	Total
Unrecognized net actuarial loss	$10,083	$578	$10,661	$11,468	$375	$11,843
Unrecognized prior service credit	195	—	195	252	—	252
Total	$10,278	$578	$10,856	$11,720	$375	$12,095
Unrecognized actuarial gains, net of income tax, of $0.9 million and $2.8 million during fiscal 2018 and 2017, respectively, are included in other comprehensive income (loss) in the consolidated statements of comprehensive income.
The changes in plan assets and benefit obligation recognized in other comprehensive income are as follows (in thousands):

	October 28, 2018		October 29, 2017		October 30, 2016
	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans	Defined Benefit Plans	OPEB Plans
Net actuarial gain (loss)	$392	$(203)	$3,144	$396	$(3,443)	$(911)
Amortization of net actuarial loss	991	—	1,374	—	1,170	—
Amortization of prior service cost (credit)	58	—	(9)	—	(9)	—
New prior service cost	—	—	(276)	—	—	—
Total recognized in other comprehensive income (loss)	$1,441	$(203)	$4,233	$396	$(2,282)	$(911)
The estimated amortization for the next fiscal year for amounts reclassified from accumulated other comprehensive income into the consolidated income statement is as follows (in thousands):

	October 28, 2018
	Defined Benefit Plans	OPEB Plans	Total
Amortization of prior service credit	$(143)	$—	$(143)
Amortization of net actuarial loss	1,111	—	1,111
Total estimated amortization	$968	$—	$968
Actuarial gains and losses are amortized using the corridor method based on 10% of the greater of the projected benefit obligation or the market related value of assets over the average remaining service period of active employees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

We expect to contribute $1.2 million to the Defined Benefit Plans in fiscal 2019. We expect the following benefit payments to be made (in thousands):

Fiscal years ending	Defined Benefit Plans	OPEB Plans	Total
2019	$4,222	$875	$5,097
2020	3,954	798	4,752
2021	3,923	704	4,627
2022	3,847	600	4,447
2023	4,053	609	4,662
2024 - 2028	17,883	2,134	20,017

20. OPERATING SEGMENTS
Operating segments are defined as components of an enterprise that engage in business activities and by which discrete financial information is available and is evaluated on a regular basis by the chief operating decision maker to make decisions regarding the allocation of resources to the segment and assess the performance of the segment. For the transition period ended December 31, 2018, the Company began reporting results under new reportable segments to align with how the Company will manage its business, review operating performance and allocate resources following the merger with Ply Gem. We have revised our segment reporting to represent how we now manage our business, recasting prior periods to conform to the current segment presentation.
Subsequent to the Merger, we have three reportable segments: (i) Commercial; (ii) Siding; and (iii) Windows. The Commercial segment includes the operating results of the legacy NCI businesses - Engineered Building Systems; Metal Components; Insulated Metal Panels; and Metal Coil Coating, which operate primarily in the nonresidential construction market. The Siding and Windows segments, which result from the Merger, will include the operating results of the legacy Ply Gem operating segments. For the fiscal year ended October 28, 2018 there were no operations within the Siding and Windows segments.
We evaluate a segment’s performance based primarily upon operating income before corporate expenses.
Corporate assets consist primarily of cash, investments, prepaid expenses, current and deferred taxes, and property, plant and equipment associated with our headquarters in Houston, Texas. These items (and income and expenses related to these items) are not allocated to the operating segments. Corporate unallocated expenses include share-based compensation expenses, and executive, legal, finance, tax, treasury, human resources, information technology, strategic sourcing, marketing and corporate travel expenses. Additional unallocated amounts primarily include interest income, interest expense, loss on extinguishment of debt and other (expense) income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

The following table represents summary financial data attributable to these operating segments for the periods indicated (in thousands):

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
Operating income (loss):
Commercial	$230,365	$189,547	$189,830
Corporate	(104,445)	(79,767)	(81,051)
Total operating income	$125,920	$109,780	$108,779
Unallocated other expense	(42,825)	(26,642)	(29,815)
Income before income taxes	$83,095	$83,138	$78,964
Depreciation and amortization:
Commercial	$40,536	$40,488	$40,857
Corporate	1,789	830	1,067
Total depreciation and amortization expense	$42,325	$41,318	$41,924
Capital expenditures:
Commercial	$36,943	$20,348	$18,509
Corporate	10,884	1,726	2,515
Total capital expenditures	$47,827	$22,074	$21,024
Property, plant and equipment, net:
Commercial	$217,260	$217,344	$231,822
Corporate	18,980	9,651	10,390
Total property, plant and equipment, net	$236,240	$226,995	$242,212
Total assets:
Commercial	$1,024,433	$937,149	$935,918
Corporate	85,942	93,963	89,478
Total assets	$1,110,375	$1,031,112	$1,025,396
The following table represents summary financial data attributable to various geographic regions for the periods indicated (in thousands):

	Fiscal Year Ended
	October 28, 2018	October 29, 2017	October 30, 2016
Total sales:
United States of America	$1,874,129	$1,666,645	$1,589,479
Canada	99,306	73,090	61,781
China	4	8,923	6,733
Mexico	2,460	4,910	4,060
All other	24,678	16,710	22,875
Total net sales	$2,000,577	$1,770,278	$1,684,928
Long-lived assets:
United States of America	$494,425	$493,203	$523,134
Canada	7,041	8,180	9,247
China	—	448	170
Mexico	10,594	10,603	10,701
Total long-lived assets	$512,060	$512,434	$543,252
Sales are determined based on customers’ requested shipment location.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

21. CONTINGENCIES
As a manufacturer of products primarily for use in nonresidential building construction, the Company is inherently exposed to various types of contingent claims, both asserted and unasserted, in the ordinary course of business. As a result, from time to time, the Company and/or its subsidiaries become involved in various legal proceedings or other contingent matters arising from claims, or potential claims. The Company insures against these risks to the extent deemed prudent by its management and to the extent insurance is available. Many of these insurance policies contain deductibles or self-insured retentions in amounts the Company deems prudent and for which the Company is responsible for payment. In determining the amount of self-insurance, it is the Company’s policy to self-insure those losses that are predictable, measurable and recurring in nature, such as claims for automobile liability and general liability. The Company regularly reviews the status of on-going proceedings and other contingent matters along with legal counsel. Liabilities for such items are recorded when it is probable that the liability has been incurred and when the amount of the liability can be reasonably estimated. Liabilities are adjusted when additional information becomes available. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company’s results of operations, financial position or cash flows. However, such matters are subject to many uncertainties and outcomes are not predictable with assurance.

22. QUARTERLY RESULTS (Unaudited)
Shown below are selected unaudited quarterly data (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FISCAL YEAR 2018
Sales	$421,349	$457,069	$548,525	$573,634
Gross profit	$91,917	$104,083	$133,401	$133,281
Net income (loss)	$5,249	$(5,684)	$35,986	$27,555
Net income allocated to participating securities	$(38)	$—	$(221)	$(138)
Net income (loss) applicable to common shares(3)	$5,211	$(5,684)	$35,765	$27,417
Income (loss) per common share:(1)(2)
Basic	$0.08	$(0.09)	$0.54	$0.41
Diluted	$0.08	$(0.09)	$0.54	$0.41

FISCAL YEAR 2017
Sales	$391,703	$420,464	$469,385	$488,726
Gross profit	$83,951	$100,839	$114,969	$116,305
Net income	$2,039	$16,974	$18,221	$17,490
Net income allocated to participating securities	$(8)	$(115)	$(102)	$(78)
Net income applicable to common shares(3)	$2,031	$16,859	$18,119	$17,412
Income per common share:(1)(2)
Basic	$0.03	$0.24	$0.26	$0.25
Diluted	$0.03	$0.24	$0.25	$0.25

(1)
The sum of the quarterly income per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year based on the respective weighted average common shares outstanding.

(2)	Excludes net income allocated to participating securities. The participating securities are treated as a separate class in computing earnings per share (see Note 8 — Earnings per Common Share).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

(3)	The quarterly income before income taxes were impacted by the following special income (expense) items:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FISCAL YEAR 2018
Loss on extinguishment of debt	$—	$(21,875)	$—	$—
(Loss) gain on disposition of business	—	(6,686)	1,013	—
Restructuring and impairment charges, net	(1,094)	(488)	439	(769)
Strategic development and acquisition related costs	(727)	(1,134)	(3,642)	(11,661)
Acceleration of CEO retirement benefits	(4,600)	—	—	—
Gain on insurance recovery	—	—	4,741	—
Discrete tax effects of U.S. tax reform	323	—	—	—
Total special income (expense) items in income before income taxes	$(6,098)	$(30,183)	$2,551	$(12,430)

FISCAL YEAR 2017
Goodwill impairment	$—	$—	$—	$(6,000)
Restructuring charges and impairment charges, net	(2,264)	(315)	(1,009)	(1,710)
Strategic development and acquisition related costs	(357)	(124)	(1,297)	(193)
Loss on sale of assets and asset recovery	—	(137)	—	—
Gain on insurance recovery	—	9,601	148	—
Unreimbursed business interruption costs	—	(191)	(235)	(28)
Total special income (expense) items in income before income taxes	$(2,621)	$8,834	$(2,393)	$(7,931)

23. SUBSEQUENT EVENTS
Merger with Ply Gem
On July 17, 2018, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ply Gem Parent, LLC (“Ply Gem”), and for certain limited purposes as set forth in the Merger Agreement, Clayton, Dubilier & Rice, LLC, pursuant to which Ply Gem would be merged with and into NCI, with NCI surviving the Merger and continuing its corporate existence (the “Merger”). On November 15, 2018, at a special meeting of shareholders of NCI, NCI’s shareholders approved the Merger Agreement and the issuance of 58,709,067 shares of NCI common stock, par value $0.01 per share (“NCI Common Stock”) in the aggregate, on a pro rata basis, to the holders of all of the equity interests in Ply Gem (the “Stock Issuance”), representing approximately 47% of the total number of shares of NCI Common Stock outstanding after closing. The Merger was consummated on November 16, 2018 and the total value of shares of NCI Common Stock issued pursuant to the Stock Issuance was approximately $713.9 million based on the number of shares issued multiplied by the NCI closing share price of $12.16 on November 16, 2018 (the “Acquisition date”).
In connection with the Merger, on November 16, 2018, NCI assumed (i) the obligations of the company formerly known as Ply Gem Midco, Inc. (“Ply Gem Midco”), a subsidiary of Ply Gem immediately prior to the consummation of the Merger, as borrower under the Current Cash Flow Credit Agreement (as defined below), (ii) the obligations of Ply Gem Midco as parent borrower under the Current ABL Credit Agreement (as defined below) and (iii) the obligations of Ply Gem Midco as issuer under the Current Indenture (as defined below).
On April 12, 2018, Ply Gem Midco entered into a Cash Flow Credit Agreement (the “Current Cash Flow Credit Agreement”), by and among Ply Gem Midco, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Current Cash Flow Agent”), and the several banks and other financial institutions from time to time party thereto. As of November 16, 2018, immediately prior to the Merger, the Cash Flow Credit Agreement provided for (i) a term loan facility (the “Current Term Loan Facility”) in an original aggregate principal amount of $1,755.0 million and (ii) a cash flow-based revolving credit facility (the “Current Cash Flow Revolver” and together with the Current Term Loan Facility, the “Current Cash Flow Facilities”) of up to $115.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

On November 16, 2018, Ply Gem Midco entered into a Lender Joinder Agreement, by and among Ply Gem Midco, the additional commitment lender party thereto and the Cash Flow Agent, which amended the Current Cash Flow Credit Agreement in order to, among other things, increase the aggregate principal amount of the Current Term Loan Facility by $805.0 million (the “Incremental Term Loans”). Proceeds of the Incremental Term Loans were used to, among other things, (a) finance the Merger and to pay certain fees, premiums and expenses incurred in connection therewith, (b) repay in full amounts outstanding under the Pre-merger Term Loan Credit Agreement and the Pre-merger ABL Credit Agreement (each as defined below) and (c) repay $325.0 million of borrowings outstanding under the Current ABL Facility (as defined below). On November 16, 2018, in connection with the consummation of the Merger, NCI and Ply Gem Midco entered into a joinder agreement with respect to the Current Cash Flow Facilities, and NCI became the Borrower (as defined in the Current Cash Flow Credit Agreement) under the Current Cash Flow Facilities. The Current Term Loan Facility amortizes in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum, with the remaining balance payable upon final maturity of the Current Term Loan Facility on April 12, 2025. There are no amortization payments under the Current Cash Flow Revolver, and all borrowings under the Current Cash Flow Revolver mature on April 12, 2023. At November 16, 2018, following consummation of the Merger, there was $2,555.6 million outstanding under the Current Term Loan Facility and there were no amounts drawn on the Current Cash Flow Revolver.
On April 12, 2018, Ply Gem Midco and certain subsidiaries of Ply Gem Midco entered into an Current ABL Credit Agreement (the “Current ABL Credit Agreement”), by and among Ply Gem Midco, the subsidiary borrowers from time to time party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent (the “ABL Agent”), and the several banks and other financial institutions from time to time party thereto, which provided for an asset-based revolving credit facility (the “Current ABL Facility”) of up to $360.0 million, consisting of (i) $285.0 million available to U.S. borrowers (subject to U.S. borrowing base availability) (the “ABL U.S. Facility”) and (ii) $75.0 million available to both U.S. borrowers and Canadian borrowers (subject to U.S. borrowing base and Canadian borrowing base availability) (the “ABL Canadian Facility”). On October 15, 2018, Ply Gem Midco entered into Amendment No. 2 to the Current ABL Credit Agreement, by and among Ply Gem Midco, the incremental lender party thereto and the ABL Agent, which amended the Current ABL Credit Agreement in order to, among other things, increase the aggregate commitments under the Current ABL Facility by $36.0 million to $396.0 million overall, and with the (x) ABL U.S. Facility being increased from $285.0 million to $313.5 million and (y) the ABL Canadian Facility being increased from $75.0 million to $82.5 million. On November 16, 2018, Ply Gem Midco entered into Amendment No. 4 to the Current ABL Credit Agreement, by and among Ply Gem Midco, the incremental lenders party thereto and the ABL Agent, which amended the Current ABL Credit Agreement in order to, among other things, increase the aggregate commitments under the Current ABL Facility by $215.0 million (the “Incremental ABL Commitments”) to $611.0 million overall, and with the (x) ABL U.S. Facility being increased from $313.5 million to approximately $483.7 million and (y) the ABL Canadian Facility being increased from $82.5 million to approximately $127.3 million. On November 16, 2018, in connection with the consummation of the Merger, NCI and Ply Gem Midco entered into a joinder agreement with respect to the Current ABL Facility, and NCI became the Parent Borrower (as defined in the Current ABL Credit Agreement) under the Current ABL Facility. The Company and, at the Company’s option, certain of the Company’s subsidiaries are the borrowers under the Current ABL Facility. As of November 16, 2018, and following consummation of the Merger, (a) Ply Gem Industries, Inc., Atrium Windows and Doors, Inc., NCI Group, Inc. and Robertson-Ceco II Corporation were U.S. subsidiary borrowers under the Current ABL Facility, and (b) Gienow Canada Inc., Mitten Inc., North Star Manufacturing (London) Ltd. and Robertson Building Systems Limited were Canadian borrowers under the Current ABL Facility. All borrowings under the Current ABL Facility mature on April 12, 2023. At November 16, 2018, following consummation of the Merger, there were no amounts drawn and $24.7 million of letters of credit issued under the Current ABL Facility.
On April 12, 2018, Ply Gem Midco issued $645.0 million aggregate principal amount of 8.00% Senior Notes due 2026 (the “8.00% Senior Notes”). The 8.00% Senior Notes were issued pursuant to an Indenture, dated as of April 12, 2018 (as supplemented from time to time, the “Current Indenture”), by and among Ply Gem Midco, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee. On November 16, 2018, in connection with the consummation of the Merger, the Company entered into a supplemental indenture and assumed the obligations of Ply Gem Midco as issuer under the Current Indenture and the 8.00% Senior Notes. The 8.00% Senior Notes bear interest at 8.00% per annum and will mature on April 15, 2026. Interest is payable semi-annually in arrears on April 15 and October 15.
On November 16, 2018, in connection with the incurrence by Ply Gem Midco of the Incremental Term Loans and the obtaining by Ply Gem Midco of the Incremental ABL Commitments, following consummation of the Merger, the Company (a) terminated all outstanding commitments and repaid all outstanding amounts under the Term Loan Credit Agreement, dated as of February 8, 2018 (the “Pre-merger Term Loan Credit Agreement”), by and among the Company, as borrower, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and (b) terminated all outstanding commitments and repaid all outstanding amounts under the ABL Credit

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NCI BUILDING SYSTEMS, INC.

Agreement, dated as of February 8, 2018 (the “Pre-merger ABL Credit Agreement”), by and among NCI Group, Inc. and Robertson-Ceco II Corporation, as borrowers, the Company, as a guarantor, the other borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent. Outstanding letters of credit under the Pre-merger ABL Credit Agreement were cash collateralized. We estimate we will record an immaterial loss on extinguishment, primarily related to the Incremental Term Loans.
The Company incurred approximately $15.3 million of acquisition expenses during fiscal 2018 related to the Merger, primarily for various third-party consulting and due-diligence services, and investment bankers’ fees, which are recorded in strategic development and acquisition related costs in the Company’s consolidated statements of operations.